EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

HELP/SYSTEMS, LLC,

GRAIL MERGER SUB, INC.,

GLOBALSCAPE, INC.,

and, solely with respect to certain sections,

HS PURCHASER, LLC, and

HELP/SYSTEMS HOLDINGS, INC.

Dated July 19, 2020

Page

ARTICLE I	DEFINITIONS & INTERPRETATIONS	2
1.1	Certain Definitions	2
1.2	Additional Definitions	17
1.3	Certain Interpretations	20
1.4	Disclosure Letters	22

ARTICLE II	THE OFFER AND THE MERGER	22
2.1	The Offer	22
2.2	Offer Documents	24
2.3	Company Actions	25
2.4	The Merger	28
2.5	The Effective Time	28
2.6	The Closing	28
2.7	Effect of the Merger	28
2.8	Certificate of Incorporation and Bylaws	28
2.9	Directors and Officers of the Surviving Corporation	29
2.10	Effect on Capital Stock	29
2.11	Equity Awards	30
2.12	Exchange of Certificates	32
2.13	No Further Ownership Rights in Company Common Stock	35
2.14	Lost, Stolen or Destroyed Certificates	35
2.15	Required Withholding	35
2.16	Future Dividends or Distributions	35
2.17	Necessary Further Actions	35

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	36
3.1	Subsidiaries; Due Organization; Authority	36
3.2	Charter and Bylaws	36
3.3	Capitalization, etc	36
3.4	SEC Filings; Financial Statements	37
3.5	Absence of Changes	40
3.6	Real Property; Leaseholds	42
3.7	Intellectual Property	43
3.8	Privacy and Data Protection	46
3.9	Contracts	47
3.10	Compliance with Laws; Export Control Laws	47
3.11	Compliance with Anti-Corruption Laws	48
3.12	Governmental Authorizations	48
3.13	Tax Matters	48
3.14	Employee and Labor Matters; Benefit Plans	50
3.15	Environmental Matters	55
3.16	Insurance	55

i

(continued)

Page

3.17	Transactions with Affiliates	56
3.18	Legal Proceedings; Orders	56
3.19	Authority; Binding Nature of Agreement	56
3.20	Inapplicability of Anti-Takeover Statutes	57
3.21	No Vote Required	57
3.22	Non-Contravention; Governmental Consents	57
3.23	Financial Advisor	57
3.24	Fairness Opinion	58
3.25	Exclusivity of Representations and Warranties	58

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	59
4.1	Valid Existence, Etc	59
4.2	Authority; Binding Nature of Agreement	59
4.3	Non-Contravention; Governmental Consents	59
4.4	Financial Advisor	60
4.5	No Ownership of Company Common Stock	60
4.6	Merger Sub	60
4.7	Legal Proceedings; Orders	60
4.8	No Parent Vote or Approval Required	61
4.9	Financing	61
4.10	Absence of Stockholder and Management Arrangements	63
4.11	Guarantee	63
4.12	Exclusivity of Representations and Warranties	63

ARTICLE V	INTERIM OPERATIONS OF THE COMPANY	64
5.1	Affirmative Obligations	64
5.2	Forbearance Covenants	65
5.3	Solicitation of Acquisition Proposals	68
5.4	No Control of the Other Party’s Business	74

ARTICLE VI	ADDITIONAL COVENANTS	74
6.1	Efforts; Required Action and Forbearance	74
6.2	Antitrust Filings	75
6.3	Other Required SEC Filings	77
6.4	Financing	78
6.5	Financing Cooperation	80
6.6	Anti-Takeover Laws	85
6.7	Access	85
6.8	Section 16(b) Exemption	86
6.9	Directors’ and Officers’ Exculpation, Indemnification and Insurance	86
6.10	Employee Matters	89
6.11	Obligations of Merger Sub	90

ii

(continued)

Page

6.12	Notification of Certain Matters	90
6.13	Public Statements and Disclosure	91
6.14	Transaction Litigation	91
6.15	Stock Exchange Delisting; Deregistration	92
6.16	Additional Agreements	92
6.17	Parent Vote at Merger Sub	92
6.18	Conduct of Business by Parent and Merger Sub	92
6.19	Credit Agreement	93

ARTICLE VII	CONDITIONS TO THE MERGER	93
7.1	Conditions to Each Party’s Obligations to Effect the Merger	93
7.2	Conditions to the Obligations of Parent and Merger Sub	94
7.3	Conditions to the Company’s Obligations to Effect the Merger	95

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	95
8.1	Termination	95
8.2	Manner and Notice of Termination; Effect of Termination	98
8.3	Fees and Expenses	98
8.4	Amendment	101
8.5	Extension; Waiver	102

ARTICLE IX	GENERAL PROVISIONS	102
9.1	Survival of Representations, Warranties and Covenants	102
9.2	Notices	102
9.3	Assignment	103
9.4	Confidentiality	104
9.5	Entire Agreement	104
9.6	Third Party Beneficiaries	104
9.7	Severability	105
9.8	Remedies	105
9.9	Governing Law	107
9.10	Consent to Jurisdiction	107
9.11	WAIVER OF JURY TRIAL	108
9.12	Counterparts	108
9.13	No Limitation	109
9.14	Non-recourse	109

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated July 19, 2020, among Help/Systems, LLC, a Delaware limited liability company (“Parent”), Grail Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), GlobalSCAPE, Inc., a Delaware corporation (the “Company”), and solely with respect to Sections 4.1, 4.2, 4.3, 4.7, 4.9, 6.4 and 6.5, HS Purchaser, LLC, a Delaware limited liability company (“HS Purchaser”), and Help/Systems Holdings, Inc., a Delaware corporation (“HS Holdings” and, together with HS Purchaser, each a “Borrower” and collectively, the “Borrowers”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A.       Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B.       In furtherance thereof, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be extended or amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), at a price of $9.50 per share of Company Common Stock (such amount or any different amount per share paid pursuant to the Offer to the extent permitted by this Agreement, the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash without interest, on the terms and subject to the conditions set forth in this Agreement.

C.       In connection with the Offer, the Company’s directors and named executive officers (as that term is defined in Item 402 of Regulation S-K of the Securities Act) as of the date hereof who beneficially own shares of Company Common Stock, as set forth on Schedule A hereto, have irrevocably agreed to, and shall cause their respective Affiliates to, tender such shares pursuant to the Offer pursuant to that certain Support Agreement, in the form attached hereto as Exhibit B.

D.       As soon as practicable following acceptance for payment of the shares of Company Common Stock pursuant to the Offer, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, whereby each share of Company Common Stock as of the Effective Time (except as otherwise provided herein) not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive the Offer Price, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement, with the Merger to be effected pursuant to Section 251(h) of the DGCL.

E.       The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”); (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement; (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

F.       The member manager of Parent and the board of directors of Merger Sub have each (i) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective member or stockholders, and approved and declared advisable this Agreement and the Transactions; and (ii) approved the execution, delivery and performance of this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

G.       Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guarantee (the “Guarantee”) from HS Midco, Inc., a Delaware corporation (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained in the Guarantee, Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

AGREEMENT

The Parties therefore agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1              Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a)               “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms no less restrictive in the aggregate to the counterparty than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement need not prohibit the making of any Acquisition Proposal.

(b)               “Acquired Entities” means the Company and the Company Subsidiaries.

(c)               “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

(d)               “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)                 any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person, of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii)              any direct or indirect purchase (including by way of a merger, consolidation, business combination, joint venture, exclusive license, security interest, recapitalization, reorganization, liquidation, dissolution or other transaction) or other acquisition by any Person or Group of assets constituting or accounting for more than 20% of the revenue, net income or consolidated assets of the Company and the Company Subsidiaries, taken as a whole;

(iii)            any merger, amalgamation, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of the Company Subsidiaries whose business accounts for more than 25% of the revenue, net income or consolidated assets of the Company and the Company Subsidiaries, taken as a whole), where the stockholders of the Company (or such Subsidiary) prior to the transaction will not own, directly or indirectly, at least 80% of the equity interests in the surviving or resulting entity of such transaction; or

(iv)             any combination of the foregoing.

(e)               “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(f)                “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and any other federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(g)               “B. Riley” means B. Riley FBR, Inc.

(h)               “Business” means the business of the Acquired Entities as currently conducted and proposed to be conducted.

(i)                 “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(j)                 “Bylaws” means the Amended and Restated Bylaws of the Company, as amended, in effect as of the date of this Agreement.

(k)               “Certificate of Merger” means the certificate of merger, in customary form, relating to the Merger.

(l)                 “Charter” means the Amended and Restated Certificate of Incorporation of the Company in effect as of the date of this Agreement.

(m)             “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction (but only in such event), then the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then any Delaware state court).

(n)               “Code” means the Internal Revenue Code of 1986, as amended.

(o)               “Company 401(k) Plan” means a Company Benefit Plan intended to qualify as a profit sharing plan with a cash or deferred arrangement under Section 401(k) of the Code.

(p)               “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing) that is in each case maintained or contributed to for the benefit of any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of the Company Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”) and with respect to which the Company or any of the Company Subsidiaries could have any liability, contingent or otherwise.

(q)               “Company Board” means the Board of Directors of the Company.

(r)                “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(s)                “Company Equity Plans” means, collectively, the Company’s 2000 Stock Option Plan, dated May 8, 2000; the 2006 Non-Employee Directors Long-Term Equity Incentive Plan, dated June 1, 2007; the 2010 Employee Long Term Equity Incentive Plan, dated June 3, 2010; the 2015 Non-Employee Directors Long-Term Equity Incentive Plan, dated May 14, 2015; and the 2016 Employee Long-Term Equity Incentive Plan, dated November 6, 2016, as amended on October 29, 2018.

(t)                 “Company Financial Advisor” means Stephens Inc.

(u)               “Company Financial Statements” means the: (i) audited consolidated balance sheets of the Acquired Entities as of December 31, 2017, December 31, 2018, and December 31, 2019, and the related audited consolidated statements of operations, statement of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Acquired Entities for the years then ended, including the notes thereto and the reports of the Company’s independent public accounting firm thereon; and (ii) unaudited consolidated balance sheet of the Acquired Entities as of March 31, 2020 (the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Acquired Entities for the three months then ended.

(v)               “Company Intellectual Property” means any Intellectual Property that is owned by or purported to be owned by, used or held for use by any of the Acquired Entities in the Business or that was developed by or for any of the Acquired Entities. Company Intellectual Property includes, without limitation, the Products, the Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

(w)             “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred, (A) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Acquired Entities, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger. None of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):

(i)                 changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants in the industries in which the Acquired Entities conduct business);

(ii)              changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants operating in the industries in which the Acquired Entities conduct business);

(iii)            changes in conditions in the industries in which the Acquired Entities conduct business (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants operating in the industries in which the Acquired Entities conduct business);

(iv)             changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants operating in the industries in which the Acquired Entities conduct business);

(v)               any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants operating in the industries in which the Acquired Entities conduct business);

(vi)             earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, the continuation or escalation of the COVID-19 pandemic (including precautionary or emergency measures, recommendations or orders taken or issued by any Person in response to the COVID-19 pandemic) and other force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants operating in the industries in which the Acquired Entities conduct business);

(vii)          any Effect to the extent directly resulting from the public announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Entities with employees, suppliers, customers, partners, vendors or any other third Person;

(viii)        the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(ix)             any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including via email) following the date of this Agreement (provided, in each such case, that the Company has notified Parent that the taking or refraining from taking any such action would, or would reasonably be expected to result in a Company Material Adverse Effect);

(x)               changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing) or changes in the regulatory accounting requirements applicable to any industry in which the Acquired Entities operate;

(xi)             changes in the price or trading volume of the Company Common Stock or Indebtedness of the Company, in each case in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)          any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement; and

(xiii)        any failure, in and of itself, by the Acquired Entities to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and shall not in any way prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, the occurrence of a Company Material Adverse Effect).

(x)               “Company Options” means options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans or otherwise issued or granted).

(y)               “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(z)               “Company Registered Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned by, or filed in the name of, any of the Acquired Entities.

(aa)            “Company Restricted Stock” means shares of Company Common Stock subject to vesting or other lapse restrictions (whether resulting from awards granted by the Company pursuant to the Company Equity Plans or otherwise issued or granted).

(bb)           “Company SEC Documents” means each report, schedule, registration statement, prospectus, proxy, form, statement or other document (including exhibits and all other information incorporated by reference) filed with, or furnished to, the SEC by the Company following January 1, 2018.

(cc)            “Company Stockholders” means the holders of shares of Company Capital Stock.

(dd)           “Company Subsidiary” means each of the Subsidiaries of the Company.

(ee)            “Company Termination Fee” means an amount in cash equal to $5,527,500.00. However, the Company Termination Fee means an amount in cash equal to $3,685,000.00 if this Agreement is terminated prior to the No-Shop Period Start Date (or, if applicable, within one Business Day following the expiration of any Notice Period that began prior to the No-Shop Start Date) (i) by Parent pursuant to Section 8.1(f)(i) in a circumstance in which the right giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party; or (ii) by the Company pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement to consummate the transaction contemplated by a Superior Proposal with an Excluded Party.

(ff)              “Confidentiality Agreement” means the confidentiality letter agreement, dated May 2, 2019, as amended on June 2, 2020, between the Company and HelpSystems, LLC.

(gg)           “Consent” means any consent, approval, clearance, waiver, Governmental Authorization or order.

(hh)           “Continuing Employees” means each individual who is an employee of the Company or any of the Company Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(ii)              “Contract” means any written contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument.

(jj)              “Credit Agreement” means that certain Credit Agreement, dated November 18, 2019, by and among the Company, the other loan parties party thereto and JPMorgan Chase Bank, N.A., as amended on January 3, 2020 and April 15, 2020.

(kk)           “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

(ll)              “DOJ” means the United States Department of Justice.

(mm)          “DTC” means the Depository Trust Company.

(nn)           “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

(oo)           “Enforceability Exceptions” means legal limitations on: (i) enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; (ii) enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

(pp)           “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

(qq)           “Environmental Law” means all applicable Laws relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(rr)              “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(ss)             “Exchange Act” means the Securities Exchange Act of 1934.

(tt)              “Excluded Party” means a Person or Group (i) that, prior to the No-Shop Period Start Date, has submitted a written Acquisition Proposal to the Company or one of its Representatives and in respect of which the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) prior to the No-Shop Period Start Date is a Superior Proposal; (ii) with which, prior to the No-Shop Period Start Date, the Company has agreed upon (but is not required to execute) a final Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal, and with respect to which such Person or Group and the Company have each notified Parent in writing (which may be a joint writing) (and provided a copy of such Alternative Acquisition Agreement to Parent) that they are ready and willing to execute such Alternative Acquisition Agreement without any amendments or modifications thereto; and (iii) as to which the Company has notified Parent and Merger Sub in writing that the Company is prepared to terminate this Agreement pursuant to Section 8.1(h) to enter into such Alternative Acquisition Agreement prior to the No-Shop Period Start Date. Notwithstanding anything contained in this Agreement to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement upon such time as the Acquisition Proposal made by such Person is amended in a manner adverse to the Company, withdrawn, expires or is terminated or, in the case of a Group, members of such Group of Persons cease to constitute more than 75% of equity financing and voting control of such Group.

(uu)           “Export Control Laws” means (i) all applicable U.S. export and re-export control laws and economic sanction laws; and (ii) all other applicable export control laws that arise in countries in which any Acquired Entity conducts business.

(vv)           “FCPA” means the United States Foreign Corrupt Practices Act of 1977.

(ww)       “Financing Sources” means the Persons that have committed to provide or arrange the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letters or alternative debt financings in connection with the Merger, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns, it being understood that Parent and Merger Sub will not be Financing Sources for any purposes of this Agreement.

(xx)           “FTC” means the United States Federal Trade Commission.

(yy)           “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(zz)            “Governmental Authority” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational.

(aaa)        “Governmental Authorization” means any permits, licenses, variances, clearances, consents, commissions, exemptions, orders and approvals from Governmental Authorities.

(bbb)       “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(ccc)        “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products.

(ddd)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(eee)        “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or debt securities; (iii) all capitalized and finance lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software; (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person; (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (viii) all obligations in respect of letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person (whether or not drawn); (ix) all obligations issued or assumed as the deferred purchase price of, or a contingent payment for, property, goods or services, including any deferred acquisition purchase price, earn-out or similar agreements (other than trade payables incurred in the ordinary course of business consistent with past practice); and (x) all indebtedness of others of the kind described in clauses (i) through (ix) guaranteed by the Company or any of the Company Subsidiaries or secured by any lien or security interest on the assets of the Company or any of the Company Subsidiaries.

(fff)           “Inquiry” means any inquiry, indicating interest or request for information (other than an inquiry, indicating interest or request of information made or submitted by or on behalf of Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

(ggg)       “Intellectual Property” means the following anywhere in the world and under any international treaties or conventions: (i) patents and applications therefor and patent rights (collectively, “Patents”); (ii) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above and copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (collectively, “Copyrights”)); (iii) registered and unregistered trademarks, trade names, trade dress, corporate names, logos, packaging design, slogans, Internet domain names, rights to social media accounts other indicia of source, origin or quality and service marks, together with all goodwill associated with any of the foregoing, and registrations and applications therefor (collectively, “Trademarks”); (iv) trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business and technical information, process technology, plans, drawings, blueprints, inventions, invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing and know-how (“Trade Secrets”); (v) rights of publicity and privacy; (vi) any and all other intellectual property rights and/or proprietary rights; (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; and (viii) goodwill and claims of infringement and misappropriation of any and all of the foregoing against third parties.

(hhh)       “Intervening Event” means any Effect, or any material consequence thereof, that (i) as of the date of this Agreement was not known or reasonably foreseeable, in each case based on facts known to the members of the Company Board as of the date of this Agreement; and (ii) does not relate to an Acquisition Proposal; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: changes in the market price or trading volume of the shares of Company Common Stock or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period.

(iii)            “IRS” means the United States Internal Revenue Service.

(jjj)            “Knowledge of Parent” whether or not capitalized, or any similar expression used, means, the actual knowledge of the individuals set forth on Section 1.1(jjj) of the Parent Disclosure Letter, in each case after reasonable inquiry, including by inquiry of their direct reports who would reasonably be expected to have actual knowledge of the matter in question.

(kkk)       “Knowledge of the Company” whether or not capitalized, or any similar expression used, means, the actual knowledge of the individuals set forth on Section 1.1(kkk) of the Company Disclosure Letter, in each case after reasonable inquiry, including by inquiry of their direct reports who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving the Company Registered Intellectual Property Rights, Knowledge of the Company does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate opinions or any Patent, Trademark or other Intellectual Property rights clearance searches. If not conducted or obtained, no knowledge of any Patents, Trademarks or other Intellectual Property rights of any third Person that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(lll)          “Law” means any statute, law (including common law), ordinance, rule, regulation or stock exchange listing requirement.

(mmm)    “Leased Real Property” means all real property leased to the Acquired Entities, including all buildings, structures, fixtures and other improvements leased to the Acquired Entities.

(nnn)       “Legal Proceeding” means any claim, action, investigation, charge, lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(ooo)       “Material Contract” means any of the following Contracts (other than a Company Benefit Plan):

(i)                 any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of the Regulation S-K under the Securities Act (whether or not filed by the Company with the SEC) with respect to the Company and the Company Subsidiaries;

(ii)              any Contract requiring or otherwise involving the potential payment by or to the Company or any Subsidiary of the Company of more than an aggregate of $100,000;

(iii)            any Contract evidencing a capital expenditure in excess of $100,000;

(iv)             any Contract relating to any joint venture, partnership, strategic alliance, material research and development project or similar arrangement that is material to the Company or any Company Subsidiary;

(v)               any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or Company Subsidiary;

(vi)             any Contract imposing any restriction in any material respect on the right or ability of any Acquired Entity: (A) to compete with any other Person or in any material line of business; or (B) to engage in any material line of business, in each case other than any Contract that may be cancelled without material liability to the Company or the Company Subsidiaries upon notice of ninety (90) days or less or are not material to the Company and the Company Subsidiaries, taken as a whole;

(vii)          any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership entity or limited liability entity, other than solely among the Acquired Entities providing for the making by any Acquired Entity of any loan or extension of credit;

(viii)        any Contract (A) relating to employment, between any Acquired Entity, on the one hand, and any Person beneficially owning five percent (5%) or more of the shares or any officer, director, employee or Affiliate (other than a wholly-owned Subsidiary) of any Acquired Entity or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, (B) containing terms obligating or which may in the future obligate any Acquired Entity to make any severance, termination or similar payment to any current or former employee or (C) pursuant to which any Acquired Entity may be obligated to make any bonus or similar payment to any current or former employee or director;

(ix)             any Contract that provides for any Acquired Entity’s indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of any Acquired Entity;

(x)               any Contract that provides for the disposition of any material portion of the assets or business of any Acquired Entity, taken as a whole, or for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise);

(xi)             any Contract that is a stockholders, investors rights, registration rights, voting or similar agreement or arrangement;

(xii)          any Contract under which (A) any Acquired Entity leases from any other Person any equipment or other tangible personal property providing for annual payments by any Acquired Entity in excess of $50,000 or (B) any Acquired Entity leases or subleases any real property to or from any other Person;

(xiii)        any Contract that obligates any Acquired Entity to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of the Company Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(xiv)         any Contract that relates to any employee collective bargaining agreement or other contract with any labor union;

(xv)           any Contract relating to Indebtedness and having an outstanding principal amount in excess of $250,000, other than solely among the Acquired Entities;

(xvi)         any Contract with any supplier that provides the counterparty with the right to serve as the sole or exclusive provider of goods or services to any Acquired Entity, which goods or services are material to the Acquired Entities, taken as a whole;

(xvii)        any Contract that contains any provision that requires the purchase of all or a material portion of any Acquired Entity’s requirements for a given product or service from a given third party, which product or service is material to the Acquired Entities, taken as a whole;

(xviii)       any material Contract with any Governmental Authority;

(xix)         any Contract that contains licenses, sublicenses or other agreements under which an Acquired Entity is granted rights by others in Intellectual Property (“Licenses In”), in each case involving the potential payment per Contract by any Acquired Entity of more than $10,000 per year, other than commercial off the shelf software that is made available for a total cost of less than $20,000 per software application; or

(xx)           any Contract that contains licenses, sublicenses or other agreements under which an Acquired Entity has granted rights to others in Intellectual Property (“Licenses Out”), other than customer agreements entered into in the ordinary course of business, substantially in the form of an Acquired Entity’s form of customer agreement, copies of which have been provided to Parent.

(ppp)       “NYSE” means The New York Stock Exchange.

(qqq)       “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(rrr)           “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(sss)          “Permitted Lien” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests arising by operation of Law and in the ordinary course of business that are not in default or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required in accordance with GAAP; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value of any Acquired Entity’s use and operation of the assets to which they relate; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of the Company Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy of the real property subject thereto; (viii) non-exclusive licenses to Company Registered Intellectual Property Rights entered into in the ordinary course of business; (ix)  statutory, common law or contractual liens of landlords under real property leases; (x) liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of the Company Subsidiaries; and (xi) restrictions on transfer of securities imposed by applicable securities Laws.

(ttt)            “Person” means any individual, Entity or Governmental Authority.

(uuu)        “Personal Information” means information about an identified or identifiable individual.

(vvv)        “Privacy Laws” means any laws, statutes, rules, regulations, ordinances, orders, judgements, decisions, rulings or other applicable requirement that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any such legal requirement governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including, without limitation, the Gramm-Leach-Bliley Act, California Online Privacy Protection Act, the California Consumer Privacy Act and other United States state laws concerning privacy, the CAN-SPAM Act and the UK Data Protection Act 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation or “GDPR”), EU Directive 2002/58/EC and any laws or regulations implementing either or both of the GDPR and EU Directive 2002/58/EC (each as amended from time to time) and any analogous legislation in any jurisdiction in which the Company carries on its business.

(www)    “Products” means all products and services developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of any of the Acquired Entities and all products and services currently under development by the Acquired Entities.

(xxx)       “Registered Intellectual Property Rights” means all (i) Patents; (ii) registered Trademarks; and (iii) registered Copyrights.

(yyy)       “Related Party” means a Company Related Party or a Parent Related Party, as applicable.

(zzz)        “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(aaaa)      “SEC” means the United States Securities and Exchange Commission.

(bbbb)     “Section 409A” mean Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder.

(cccc)      “Securities Act” means the Securities Act of 1933.

(dddd)     “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(eeee)     “Superior Proposal” means any written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), including the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such proposal; and (C) all legal, financial (including the financing terms), regulatory, timing (including certainty of closing) and other aspects and risks of such proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ffff)        “Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, property, withholding, excise, license, production, value added, occupancy and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind similar to a tax imposed by a Governmental Authority, together with all interest, penalties and additions imposed (whether disputed or not) with respect to such amounts.

(gggg)   “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto or amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes.

(hhhh)   “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Guarantee, the Financing Letters and any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

(iiii)          “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in any Other Required Company Filing.

(jjjj)          “Treasury Regulations” mean the Treasury regulations promulgated under the Code.

1.2              Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acceptance Time	2.1(d)
Agreement	Preamble
Alternate Debt Financing	5.3(b)
Alternative Acquisition Agreement	5.3(a)
Borrowers	Preamble

Term	Section Reference
Certificates	2.12(c)(i)
Closing	2.6
Closing Date	2.6
Company	Preamble
Company Board Recommendation	3.19
Company Board Recommendation Change	5.3(d)(i)
Company Common Stock	Recitals
Company Copyrights	3.7(a)
Company Disclosure Letter	1.4
Company Leases	3.6(b)
Company Marks	3.7(a)
Company Patent	3.7(a)
Company Related Parties	8.3(f)(ii)
Company Restricted Stock Consideration	2.11(b)
Contingent Workers	3.14(l)(ii)
Copyrights	1.1(fff)
Debt Commitment Letters	4.9(a)
Debt Financing	4.9(a)
Depository Agent	2.12(a)
DGCL	Recitals
Dissenting Company Shares	2.10(c)(i)
DTC Payment	2.12(d)
Effect	1.1(w)
Effective Time	2.5
Electronic Delivery	9.12
Equity Commitment Letter	4.9(a)
Equity Financing	4.9(a)
ERISA Affiliate	1.1(p)
Exchange Fund	2.12(b)
Expiration Date	2.1(c)
Fee Letter	4.9(a)
Financing	4.9(a)
Financing Letters	4.9(a)
Grant Date	3.3(b)
Guarantee	Recitals
Guarantor	Recitals
HS Holdings	Preamble
HS Purchaser	Preamble
Indemnified Person Proceeding	6.9(a)
Indemnified Persons	6.9(a)
Initial Expiration Date	2.1(c)
Letter of Transmittal	2.3(c)
Licenses In	1.1(nnn)(xix)
Licenses Out	1.1(nnn)(xx)

Term	Section Reference
Merger	Recitals
Merger Consideration	2.10(a)(iii)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Most Recent Balance Sheet Date	1.1(u)
New Debt Commitment Letters	6.4(d)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(e)(ii)(3)
Offer	Recitals
Offer Conditions	2.1(b)
Offer Documents	2.2(a)
Offer Price	Recitals
Offer to Purchase	2.1(b)
Option Consideration	2.11(a)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.10(a)(ii)
Parent	Preamble
Parent Disclosure Letter	1.4
Parent Plan	6.10(b)
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(fff)
Payment Agent	2.12(a)
Payoff Letter	6.19
Privacy Requirements	3.8(a)
Reimbursement Obligations	6.5(f)
Representatives	5.3(a)
Required Financing Information	6.5(a)(v)
Required Payments	4.9(c)
Schedule 14D-9	2.3(b)
Schedule TO	2.2(a)
Stockholder List Date	2.3(e)
Surviving Corporation	2.4
Tail Policy	6.9(c)
Termination Date	8.1(c)
Third Party IP	3.7(d)
Trade Secrets	1.1(fff)
Trademarks	1.1(fff)
Transactions	Recitals
Uncertificated Shares	2.12(c)(ii)
WARN Act	3.14(n)
Willful Breach	8.2(b)

1.3              Certain Interpretations

(a)               References to this Agreement. Unless otherwise indicated, when a reference is made in this Agreement to an Article, Section, Recital, Schedule or Exhibit, that reference is to an Article, Section, Recital, Schedule or Exhibit to this Agreement, as applicable.

(b)               Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)               Neither, etc. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)               Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)               Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars.

(f)                Gender and Number. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document.

(g)               References to Parties. When reference is made to any party to this Agreement or any other agreement or document, such reference includes that party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)               References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i)                 Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(j)                 Legislation. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k)               Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(l)                 Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(m)             Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (iv) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n)               Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, they waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)               Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(p)               No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed.

(q)               No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r)                Made Available. Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been, at least two (2) Business Days prior to the execution and delivery of this Agreement, (i) posted to a virtual data room managed by the Company at Datasite; (ii) filed with or furnished to the SEC and available on EDGAR; or (iii) delivered or provided via electronic mail or hard copy form to Parent or its Representatives.

1.4              Disclosure Letters. The information set forth in each of the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) and in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall qualify, irrespective of whether the Company Disclosure Letter or Parent Disclosure Letter, as applicable, is referenced in such representation, warranty or covenant, (a) the representations, warranties or covenants of the Company or Parent and Merger Sub, as applicable, that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company or Parent and Merger Sub, as applicable, that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.

Article II
THE OFFER AND THE MERGER

2.1              The Offer.

(a)               Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article VIII, and subject to the terms and conditions of this Agreement, as promptly as practicable but in no event later than July 31, 2020 (subject to the Company having timely provided any information required to be provided by it pursuant to Section 2.2 and Section 2.3(e)), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled pursuant to Section 2.10(a)(ii)), at a price per share of Company Common Stock equal to the Offer Price, subject to any required withholding of Taxes, net to the seller in cash without interest, on the terms and subject to the conditions set forth in this Agreement.

(b)               Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock validly tendered pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Exhibit A (as they may be amended in accordance with this Agreement, collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Tender Condition, and the other Offer Conditions. Parent and Merger Sub expressly reserve the right to (but are not required to) increase the Offer Price, waive any Offer Condition (other than the Minimum Tender Condition, which is non-waivable) or modify the terms of the Offer in their sole discretion; except that, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) add to the Offer Conditions or change, modify or waive any Offer Condition in a manner adverse to any holder of Company Common Stock in its capacity as such, (iv) extend or otherwise change the Expiration Date (except as required or permitted by the provisions of Section 2.1(c)) or (v) change the form of consideration payable in the Offer.

(c)               Expiration and Extension of the Offer. The initial expiration date of the Offer (the “Initial Expiration Date”) shall be one minute after 11:59 p.m. (New York City time) on the later of (i) the twentieth (20th) Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) and 14d-2 under the Exchange Act) and (ii) the No-Shop Period Start Date, unless the Initial Expiration Date has been extended pursuant to, and in accordance with, the provisions of this Section 2.1(c) or as required by applicable law or the interpretations of the SEC (the Initial Expiration Date or such later time and date on which the Initial Expiration Date has been extended pursuant to, and in accordance with this Agreement, the “Expiration Date”). Subject to the parties’ rights to terminate this Agreement pursuant to Article VIII and Merger Sub’s right to waive any Offer Condition (other than the Minimum Tender Condition), Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time (i) as required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (ii) if, as of the then-scheduled Expiration Date, any Offer Condition shall not have been satisfied or waived, at the request of the Company, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer on one or more occasions in consecutive increments of up to five (5) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) each (or such longer period as the parties hereto may agree) until such time as each such condition shall have been satisfied or waived; provided, however, that (1) in no event shall Merger Sub be required to extend the Offer beyond the Termination Date or the valid termination of this Agreement in accordance with Article VIII, (2) if, at any otherwise scheduled Expiration Date, all of the Offer Conditions except for the Minimum Tender Condition shall have been satisfied or waived, Merger Sub shall in such situation be required to extend the Offer in consecutive increments of up to five (5) Business Days each but in no event more than fifteen (15) Business Days in the aggregate (or such other period as the parties hereto may agree), (3) Merger Sub may extend the Offer for up to five (5) Business Days in order to determine whether the Offer Condition set forth in clause (c) of Exhibit A has been satisfied, and (4) Merger Sub shall extend the Offer if requested by the Company Board, or may extend the Offer at its election, in accordance with Section 5.3 for the number of Business Days provided therein. The Offer shall not be extended by Merger Sub except as specifically provided in this Section 2.1(c). The Offer may not be terminated prior to its Expiration Date (as such Expiration Date may be extended and re-extended in accordance with this Section 2.1(c)) unless this Agreement is validly terminated in accordance with Article VIII. In the event that this Agreement is terminated pursuant to Article VIII prior to any scheduled expiration thereof, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one (1) Business Day after such termination), irrevocably and unconditionally terminate the Offer.

(d)               Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) promptly after the Expiration Date, accept for payment (the time of such acceptance, the “Acceptance Time”), and after the Acceptance Time pay for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash without interest, upon the terms and subject to the conditions of the Offer.

(e)               Termination of the Offer. If the Offer is terminated by Merger Sub, or this Agreement is terminated in accordance with Article VIII, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof in accordance with the terms of the Offer and applicable Law.

2.2              Offer Documents.

(a)               As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall include or incorporate by reference the Offer to Purchase and a form of the related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of outstanding shares of Company Common Stock as and to the extent required by applicable federal securities Laws.

(b)               The Company shall promptly furnish or otherwise make available to Parent, Merger Sub and Parent’s legal counsel all information concerning the Acquired Entities and the Company Stockholders that is reasonably requested by any of them so as to enable Parent and Merger Sub to comply with their obligations under Section 2.2(a). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Prior to the public disclosure of a Company Board Recommendation Change in compliance with Section 5.3 or at any time thereafter that such Company Board Recommendation Change is no longer in effect, Parent and Merger Sub shall be entitled to include the Company Board Recommendation in the Offer Documents. Notwithstanding any confidentiality obligation owed to the Company (including under the Confidentiality Agreement), Parent and Merger Sub may include in the Offer Documents any material nonpublic information concerning the Company to the extent required to comply with the requirements of the Exchange Act, including Rule 10b-5 promulgated thereunder. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation as it may be amended or modified, and until but not after it is withdrawn, in each case as permitted by this Agreement, and to the inclusion of a copy of the Schedule 14D-9 (as defined below) with the Offer Documents disseminated to the holders of the shares of Company Common Stock.

(c)               The Company shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the Company Stockholders, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments (that are provided in a timely manner) made by the Company. Parent and Merger Sub shall (i) provide the Company with a copy of any written comments or telephonic notification of any oral comments Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), (ii) provide the Company a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (iii) give reasonable and good faith consideration to any comments that are provided in a timely manner by the Company on any such responses.

2.3              Company Actions.

(a)               Approval. Subject to Section 5.3, the Company hereby approves of and consents to the Offer, the Merger and the other Transactions. The directors and named executive officers (as that term is defined in Item 402 of Regulation S-K of the Securities Act) as of the date hereof who own shares of Company Common Stock and are set forth on Schedule A have agreed to, and shall cause their respective Affiliates to, tender such shares pursuant to the Offer pursuant to the Support Agreement, the form of which is attached hereto as Exhibit B. The Company agrees that no shares of Company Common Stock held by the Company (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b)               Schedule 14D-9. On the date the Offer Documents are filed with the SEC, following the filing of the Offer Documents, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), including the Company Board Recommendation (subject to Section 5.3) and a description thereof, reflecting that the Merger is governed by Section 251(h) of the DGCL and shall be consummated as soon as practicable following the Acceptance Time, and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of shares of Company Common Stock to the extent required by applicable federal securities Laws) cause the Schedule 14D-9 and related documents to be disseminated to holders of Company Common Stock as and to the extent required by applicable Laws. The Schedule 14D-9 shall also contain the notice of appraisal required to be delivered by the Company under Section 262(d) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall set the record date for the Company Stockholders to receive such notice of appraisal as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal to the Company Stockholders to the extent required by Section 262(d) of the DGCL. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9 or as otherwise reasonably requested by the Company so as to enable the Company to comply with its obligations under this Section 2.3(b). Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. Except with respect to any amendments filed after a Company Board Recommendation Change (and while such Company Board Recommendation Change remains in effect) or in connection with any disclosures made pursuant to and in compliance with Section 5.3, (i) Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the Company Stockholders, and the Company shall give reasonable and good faith consideration to any comments made by Parent or its legal counsel, and (ii) the Company shall (A) provide Parent and its legal counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent and its legal counsel prompt telephonic notice of any material discussions with the SEC staff), (B) provide Parent and its counsel a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (C) give reasonable and good faith consideration to any comments made that are provided in a timely manner by Parent or its legal counsel on any such responses.

(c)               Information Supplied by the Company. The Company covenants and agrees that none of the Schedule 14D-9 and any information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents shall, at the date it is first filed with the SEC or at the Acceptance Time or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act; provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 to the extent based on information supplied by or on behalf of Parent or Merger Sub in connection with the preparation of the Schedule 14D-9 for inclusion or incorporation by reference therein.

(d)               Information Supplied by Parent and Merger Sub. Each of Parent and Merger Sub covenants and agrees that none of the Offer Documents and any information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 shall, at the date it is first filed with the SEC or at the Acceptance Time or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act; provided that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents to the extent based on information supplied by or on behalf of the Company in connection with the preparation of the Offer Documents for inclusion or incorporation by reference therein.

(e)               Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to furnish to Merger Sub or its designated agent promptly (and in any event within five (5) Business Days following the date hereof) with mailing labels containing the names and addresses of the record holders of shares of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Company Common Stock. The date of the list used to determine the persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date”. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall, upon request, return to the Company or destroy all copies of such information then in their possession or control and promptly certify to the Company in writing that all such material shall have been returned or destroyed.

2.4              The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, with respect to all post-Closing periods, is referred to as the “Surviving Corporation.” The Merger shall be governed by Section 251(h) of the DGCL.

2.5              The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

2.6              The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, at the offices of Olshan Frome Wolosky LLP, located at 1325 Avenue of the Americas, New York, New York 10019 (or remotely via the electronic exchange of documents), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.7              Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.8              Certificate of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger, subject to the provisions of Section 6.9(a), (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that such certificate of incorporation shall be amended to change the name of the Surviving Corporation to “GlobalSCAPE, Inc.” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, and (b) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be amended to refer to “GlobalSCAPE, Inc.” and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.

2.9              Directors and Officers of the Surviving Corporation. The Company shall cause to be delivered to Parent, at the Closing, resignations of all the directors of the Company to be effective upon the Effective Time. From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

2.10          Effect on Capital Stock.

(a)               Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)                 each share of common stock of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)              each share of Company Common Stock that is held by the Company as treasury stock as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iii)            each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon and subject to any required withholding of Taxes, in accordance with the provisions of Section 2.12 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.14).

(b)               Adjustment to the Merger Consideration. The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c)               Statutory Rights of Appraisal.

(i)                 Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have (A) neither voted in favor of the adoption of this Agreement nor consented thereto in writing and (B) properly and validly exercised and perfected their respective statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to this Section 2.10. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.15) upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.12 and such shares of Company Common Stock shall not be deemed to be Dissenting Company Shares. From and after the Effective Time, Dissenting Company Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time).

(ii)              Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle, or make any payment with respect to, any such demands, approve any withdrawal of any such demands or agree or commit to do any of the foregoing.

2.11          Equity Awards.

(a)               Company Options. Parent will not assume any Company Options. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the Merger Consideration (less the exercise price per share attributable to such Company Option) by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding the foregoing, with respect to any Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Merger Consideration, such Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required Taxes.

(b)               Company Restricted Stock. Parent will not assume any Company Restricted Stock. At the Effective Time, each share of Company Restricted Stock that, as of immediately prior to the Effective Time, remains subject to any performance-vest, time-vest or other condition(s) that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, which is outstanding immediately prior thereto shall become fully vested as of the Effective Time. Each award of Company Restricted Stock will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Merger Consideration by (ii) the total number of shares of Company Restricted Stock (the “Company Restricted Stock Consideration”).

(c)               Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Option Consideration owed to all holders of Company Options; and (ii) Company Restricted Stock Consideration owed to all holders of Company Restricted Stock. On the Closing Date, the applicable holders of Company Options and Company Restricted Stock will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company Restricted Stock or Company Options that are cancelled and converted pursuant to Section 2.11(a) or Section 2.11(b), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company Options or Company Restricted Stock pursuant to Section 2.11(a) or Section 2.11(b), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five (5) Business Days thereafter).

(d)               Necessary Further Actions. The Company will take all action necessary to effect the cancellation of Company Options and Company Restricted Stock as of the Effective Time and to give effect to this Section 2.11 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). Subject to obtaining any required consents from the holders thereof, all Company Equity Plans will terminate as of the Effective Time.

2.12          Exchange of Certificates.

(a)               Depository Agent and Payment Agent. Prior to the Effective Time, Parent will select a bank or trust company mutually agreeable to Parent and the Company to act as agent (the “Depository Agent”) for the holders of shares of Company Common Stock to receive the Offer Price payable pursuant to Section 2.1(b) and to act as the payment agent (the “Payment Agent”) for the holders of shares of Company Common Stock to receive the aggregate Merger Consideration payable pursuant to Section 2.10. Parent shall enter into agreements reasonably acceptable to the Company with the Depository Agent and Payment Agent, respectively, relating to services to be performed by the Depository Agent in its capacity as Depository Agent and the Payment Agent in its capacity as Payment Agent, respectively.

(b)               Exchange Fund. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Depository Agent cash sufficient to make the payment of the aggregate Offer Price payable pursuant to Section 2.1(b) and with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.10, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.10, and Parent shall instruct the Payment Agent to timely pay such amounts payable under Section 2.10 in accordance with this Agreement (the amounts collectively deposited, the “Exchange Fund”). Any interest and other income resulting from investments of the Exchange Fund shall become part of the Exchange Fund and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Parent upon demand.

(c)               Exchange and Payment Procedures.

(i)                 Certificates. Promptly following the Effective Time (and in any event within two (2) Business Days thereafter), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.10, (A) a letter of transmittal (“Letter of Transmittal”) in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the consideration payable in respect thereof into which the number of shares of Company Common Stock previously represented by such Certificate or Certificates shall have been converted pursuant to Section 2.10. Upon surrender to the Payment Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, of a Certificate (or affidavit of loss in lieu thereof), for cancellation, together with such Letter of Transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Payment Agent or such other agent or agents in accordance with the terms of such materials and instructions, the holder of such Certificate (or affidavit of loss in lieu thereof) will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Merger Consideration. The Certificate so surrendered will be cancelled. The Payment Agent or such other agent or agents will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent or such other agent or agents may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.12(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.10.

(ii)              Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed Letter of Transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.10. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.10 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Merger Consideration. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent or such other agent or agents may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.12(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.10(a).

(d)               DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Merger Consideration (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e)               Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 2.10 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not applicable. Payment of the Merger Consideration with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered. Until surrendered as contemplated by this Section 2.12, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article II. No interest shall be paid or accrue on any amount payable upon surrender of any Certificate or in respect of Uncertificated Shares or on the Merger Consideration.

(f)                No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, Merger Sub, the Surviving Corporation, or any employee, officer, director, agent or Affiliate of any of them or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g)               Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.12 will thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled pursuant to Section 2.10.

2.13          No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.10 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.10(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.12(c)) be cancelled and exchanged as provided in this Article II.

2.14          Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.10. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.15          Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws relating to Taxes. To the extent that such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.16          Future Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.17          Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any Company SEC Document filed with the SEC on or after January 1, 2019, and prior to the date of this Agreement and publicly available on EDGAR (excluding any disclosures set forth in any section of any Company SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); or (b) set forth in the Company Disclosure Letter (it being understood that any matter disclosed in the Company Disclosure Letter shall be deemed disclosed with respect to any section of this Article III to which the matter relates to the extent the relevance of such matter to such other Section is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

3.1              Subsidiaries; Due Organization; Authority.

(a)               Subsidiaries. Section 3.1(a)(i) of the Company Disclosure Letter lists each of the Company Subsidiaries as of the date of this Agreement and its place of organization. The Company has no Subsidiaries, and the Company does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 3.1(a)(ii) of the Company Disclosure Letter.

(b)               Due Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the DGCL.

(c)               Necessary Power and Authority. To the Knowledge of the Company, the Company has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

(d)               Qualification; Good Standing. The Company is qualified to do business as a foreign Entity, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Company Material Adverse Effect.

3.2              Charter and Bylaws. The Company has made available to Parent true, correct and complete copies of the Charter and Bylaws. The Company is not in violation of the Charter or Bylaws.

3.3              Capitalization, etc.

(a)               Capital Stock. The authorized capital stock of the Company consists of: (i) 40,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. As of the date hereof, (A) the Company held 5,379,500 shares of Company Common Stock in its treasury; (B) 18,782,108 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (C) no shares of Company Preferred Stock were issued and outstanding; (D) 1,466,398 shares of Company Common Stock are subject to issuance pursuant to Company Options; and (E) 2,661,925 shares of Company Common Stock are reserved for future issuance pursuant to the Company Equity Plans. As of the date hereof, the Company had 122,204 shares of Company Restricted Stock outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock are subject to any preemptive right. None of the Acquired Entities is party to any Contracts relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or equity interests in any Company Subsidiary.

(b)               Company Options. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective and approved by all necessary corporate action (the “Grant Date”), including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable Company Equity Plan, compensation plan or arrangement of the Company and all other applicable Law, and the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date.

(c)               No Other Equity. Other than as set forth in Section 3.3(a), there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Entities; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Entities; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”), tax benefits preservation plan (or similar plan), or Contract under which any of the Acquired Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)               Issuances in Compliance with Laws. To the Knowledge of the Company, all outstanding shares of Company Common Stock, outstanding Company Options and other outstanding equity-based compensation awards (whether payable in equity, cash or otherwise) of the Acquired Entities have been issued and granted in compliance with all applicable Laws.

3.4              SEC Filings; Financial Statements.

(a)               SEC Documents. Since January 1, 2019, the Company has filed all Company SEC Documents required to be filed by it pursuant to applicable Laws as of the date of this Agreement. As of the date of this Agreement, none of the Company Subsidiaries is required to file any documents with the SEC. As of the time that it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by Rule 13a-14 of the Exchange Act, and Section 906 of the Sarbanes-Oxley Act relating to the Company SEC Documents were accurate and complete, and complied as to form and content with all applicable Laws as of the respective dates of such filings (or, if amended or superseded by a filing prior to the date hereof, then on the dates of such filings). Neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such Company SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Knowledge of the Company, there is not, any investigation or review. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, will be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

(b)               Internal Controls; Disclosure Controls. The Company maintains “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that, to the Knowledge of the Company, are sufficient in all material respects to provide reasonable assurances that: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and other legal and accounting requirements applicable to the Acquired Entities; (ii) transactions are executed only in accordance with the authorization of management; (iii) access to assets that would have a material effect on the Company Financial Statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient in all material respects to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act concerning the Acquired Entities is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, and that all such material information is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company, based on its most recent evaluation of its internal disclosure controls and procedures, has disclosed, to the extent required by applicable Law, in any applicable Company SEC Document that is reported on Form 10-K or Form 10-Q, or any amendments thereto, and to the Company’s auditors and the audit committee of the Company Board, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company does not have any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and to the Knowledge of the Company, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c)               Financial Statements, Other Information. Each of the financial statements (including any related notes) contained in the Company SEC Documents filed on or after January 1, 2019, including the Company Financial Statements: (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (ii) fairly present in all material respects the consolidated financial position of the Acquired Entities as of the respective dates thereof and the respective consolidated results of operations and cash flows of the Acquired Entities for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). To the extent required by applicable Law, all financial statements of the Acquired Entities have been prepared in accordance with generally accepted accounting principles in the jurisdictions in which they are formed or conduct business. Except as have been described in the Company SEC Documents, there are no unconsolidated Company Subsidiaries or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(d)               The information to be supplied by or on behalf of the Company for inclusion in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in any material respect, in light of the circumstances in which they shall be made.

(e)               Sarbanes-Oxley Act and NYSE Compliance; Disclosure Controls. The Company has been in compliance in all material respects with (i) the current prevailing applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the NYSE, and the Company has not received any notice from the NYSE or any other Governmental Authority regarding any such non-compliance. The Company’s disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in applicable rules and forms.

(f)                No Undisclosed Liabilities. None of the Acquired Entities has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities: (i) identified in the Most Recent Balance Sheet (including the notes thereto) or in the consolidated financial statements of the Acquired Companies (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement; (ii) that have been incurred by the Acquired Entities since the date of the Most Recent Balance Sheet in the ordinary course of business; (iii) that would not have a Company Material Adverse Effect; or (iv) incurred in connection with the Merger.

3.5              Absence of Changes. Since the date of the Most Recent Balance Sheet and through the date of this Agreement:

(a)               except in connection with the execution of this Agreement and the Merger, the business of the Acquired Entities has been conducted in the ordinary course of business consistent with past practice;

(b)               there has not been any Company Material Adverse Effect;

(c)               none of the Acquired Entities has: (i) declared, accrued, set aside or paid any dividend or made any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock (other than consolidated cash management transfers among the Acquired Entities, the net effect of which does not change the consolidated cash balance of the Acquired Entities); (ii) split, divided, subdivided, combined, consolidated or reclassified any of its shares of capital stock or other securities, or issued or authorized the issuance of any securities in lieu of or in substitution for shares of its capital stock or other securities; or (iii) repurchased, redeemed or otherwise reacquired any securities (other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options or pursuant to the vesting of Company Restricted Stock pursuant to the terms thereof; or (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Equity Plans).

(d)               none of the Acquired Entities has made any capital expenditure that, when added to all other capital expenditures made on behalf of the Acquired Entities since the date of the Most Recent Balance Sheet, exceeds $25,000 individually or $100,000 in the aggregate;

(e)               none of the Acquired Entities has engaged in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Acquired Entities covered by Item 404 of Regulation S K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(f)                except as required by applicable Law or GAAP, none of the Acquired Entities has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other Indebtedness;

(g)               none of the Acquired Entities has (i) incurred, assumed, suffered or modified the terms of any Indebtedness or issued any debt securities, except (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice; and (B) revolving Indebtedness incurred pursuant to the Credit Agreement to fund operations of the Business in the ordinary course of business consistent with past practice; (ii) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (iii) mortgaged, pledged or otherwise encumbered any assets, tangible or intangible, or created or suffered to exist any lien thereon (other than Permitted Liens);

(h)               except as disclosed in Section 3.5(h) of the Company Disclosure Letter, none of the Acquired Entities has: (i) adopted, established or entered into any Company Benefit Plan; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect or terminated, or waived any of its rights under, any Company Benefit Plan (except as required by applicable Laws); or (iii)  (A) materially increased the compensation of any director, officer or employee; (B) paid any special bonus or special remuneration to any director, officer or employee; (C) terminated the employment of any director, officer, or key employee; or (D) entered into a settlement agreement with any current or former director, officer, or employee;

(i)                 none of the Acquired Entities has changed any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect, in each case except for any such change required by a change in GAAP or applicable Law;

(j)                 none of the Acquired Entities has (i) made any material Tax election; (ii) other than as reflected or reserved against in the Most Recent Balance Sheet, settled or otherwise compromised any claim or assessment relating to any material amount of Tax; (iii) requested any ruling or similar guidance with respect to material Taxes; or (iv) consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of any material Tax;

(k)               none of the Acquired Entities has commenced any Legal Proceeding, except for the settlement of any Legal Proceeding that is reflected or reserved against in the Most Recent Balance Sheet;

(l)                 none of the Acquired Entities has amended or permitted the adoption of any amendment to the Charter, Bylaws or its organizational documents, or acquired, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, or made any loans, advances, or capital contributions to or investments in any Person (other than (i) to or in an Acquired Entity; (ii) advances to directors, officers and other employees, in each case in the ordinary course of business and extended payment terms or extensions of credits for customers; (iii) investments pursuant to cash management and treasury functions; and (iv) to any Person other than an Affiliate of the Company in an amount less than $25,000 individually or $75,000 in the aggregate);

(m)             other than in the ordinary course of business consistent with past practice, none of the Acquired Entities has entered into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership or alliance;

(n)               none of the Acquired Entities has taken any action that, if taken after the date of this Agreement, would be prohibited under Section 5.2; and

(o)               none of the Acquired Entities has entered into or agreed or committed to enter into a Contract to take any of the actions prohibited by this Section 3.5.

3.6              Real Property; Leaseholds.

(a)               Owned Real Property. Neither the Company nor any of the Company Subsidiaries owns or has ever owned any real property, nor are any of them party to any agreement to purchase or sell any real property.

(b)               Leased Real Property. Section 3.6(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which any Acquired Entity uses or occupies, or has the right to use or occupy, now or in the future, any real property, including all amendments and modifications thereto (the “Company Leases”). As of the date of this Agreement, there are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Entities, and there is no Person in possession of any of the Leased Real Property other than the Acquired Entities. There exists no breach or default under any Company Lease by any Acquired Entity in any material respect, nor to the Knowledge of the Company, any event which with notice or lapse of time or both would constitute a breach or default thereunder by any Acquired Entity in any material respect, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Acquired Entities have previously made available to Parent true, accurate complete and correct copies of the Company Leases. No consent is required under the Company Leases to the Transactions contemplated by this Agreement. The Company Leases are in full force and effect, enforceable, in accordance with their terms and constitute binding obligations of an Acquired Entity, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Section 3.6(b) of the Company Disclosure Letter includes a list of all security deposits held under the Company Leases and, to the Knowledge of the Company, no such security deposits under the Company Leases has been applied (without being replenished) in respect of a breach or default under such Company Leases. The Acquired Entities do not owe, nor will they owe in the future, any brokerage commissions or finder’s fees with respect to such Company Leases. Except as set forth in Section 3.6(b) of the Company Disclosure Letter, there are no outstanding tenant improvements, free rent, or other landlord inducement costs in favor of any Acquired Entity. All rents, legal deposits and additional guarantees and any other amounts or charges to the extent due and payable through the date of this Agreement under the Company Leases have been paid through the date of this Agreement. No Acquired Entity has received any written notice of any intention to terminate, any Company Lease. No Acquired Entity has collaterally assigned or granted any security interest in any Company Lease or any interest therein which assignment or grant remains outstanding. The Leased Real Property identified in Section 3.6(b) of the Company Disclosure Letter comprise all of the real property used in the business of the Acquired Entities and are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used. Except as set forth on Section 3.6(b) of the Company Disclosure Letter, to the Knowledge of the Company, the Acquired Entities’ use of the Leased Real Property does not contravene or violate any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation. No Acquired Entity has received written notice of pending or, to the Knowledge of the Company, written threatened condemnation proceedings, suits or administrative actions relating to the Leased Real Property or other matters materially and adversely affecting the current use or occupancy thereof by the Acquired Entities, which have not been resolved in all material respects. Except as set forth on Section 3.6(b) of the Company Disclosure Letter, to the Knowledge of the Company, (A) the Leased Real Property is not currently undergoing any material renovation or construction project by or at the direction of the Acquired Entities; (B) the Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit; and (C) there are no current disputes, claims, litigations, investigations, and proceedings with respect to the Leased Real Property which adversely affects the Acquired Entities’ use of the Leased Real Property.

3.7              Intellectual Property.

(a)               Registered Intellectual Property Rights; Proceedings. Section 3.7(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all material Company Registered Intellectual Property Rights. As of the date of this Agreement, the Company has maintained all material Company Registered Intellectual Property, including all (i) Patents owned or which Company purports to be owned by or filed in or issued under the name of any of the Acquired Entities (“Company Patents”), registered Marks and domain names owned or which Company purports to be owned by or filed in or issued under the name of any of the Acquired Entities or used or held for use by any of the Acquired Entities in the Business and material unregistered Marks owned or which Company purports to be owned by any of the Acquired Entities or used or held for use by the any of the Acquired Entities in the Business (“Company Marks”) and Copyrights owned or which Company purports to be owned by or filed in or issued under the name of any of the Acquired Entities (“Company Copyrights”), in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number, and the name of the body where the filing, issuance or registration was made, As of the date of this Agreement, the Acquired Entities have maintained all material Company Registered Intellectual Property Rights in the ordinary course of business consistent with reasonable business practices.

(b)               Except as set forth on Section 3.7(b) of the Company Disclosure Letter:

(i)                 with respect to the Company Intellectual Property owned by any of the Acquired Entities, such Acquired Entity exclusively owns such Company Intellectual Property, free and clear of all Liens, other than Permitted Liens;

(ii)              all Company Intellectual Property owned by an Acquired Entity that has been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are registered in the name of such Acquired Entity; all Company Patents, Company Marks and Company Copyrights that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the knowledge of the Company, are valid and enforceable;

(iii)            none of the Company Intellectual Property owned by an Acquired Entity that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or action falling due within ninety (90) days after the Effective Time;

(iv)             no Company Patent is now involved in any reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding; no material Company Intellectual Property is subject to any Legal Proceeding or outstanding order against the Company, in effect as of the date of this Agreement, prohibiting or materially restricting the Company from using, transferring, or licensing thereof;

(v)               neither the operation of the Business, nor any activity by the Company, infringes or violates (or in the past five (5) years infringed or violated) any Third Party IP, other than the rights of any person or entity under any patent, or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP, and to the Company’s Knowledge, neither the operation of the Business, nor any activity by the Company, infringes or violates (or in the past five (5) years infringed or violated) the rights of any person or entity under any patent;

(vi)             there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict an Acquired Entity’s rights to use any Intellectual Property, (B) restrict the Business, in order to accommodate a third party’s Intellectual Property, or (C) permit third parties to use any Company Intellectual Property;

(vii)          Each Acquired Entity has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use;

(viii)        The Company owns all rights in or to all inventions, improvements, ideas, discoveries, writings, works of authorship, other intellectual property, and information relating to the business of the Company that have been created or developed by each employee, consultant or contractor of the Company within the scope of employment or engagement, as applicable, and all Intellectual Property Assets related thereto;

(ix)             to the Knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property or any Acquired Entity’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property or the subject matter thereof;

(x)               the Acquired Entities have taken reasonable security measures to protect the confidentiality and value of all Trade Secrets owned or purported to be owned by the Acquired Entities or used or held for use by the Acquired Entities in the Business;

(xi)             no Acquired Entity has granted any rights, licenses or interests in or to any source code of any of the Products and the Company has not provided or disclosed any source code of any Product to any person or entity;

(xii)          each Product performs in material compliance with its documented specifications and as the Company has warranted to its customers, except to the extent any such failure to so perform would not reasonably be expected to have a Material Adverse Effect;

(xiii)        to the Knowledge of the Company, the Products do not contain any “viruses”, “worms”, “time-bombs”, “key-locks”, or any other devices designed to disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner adverse to an Acquired Entity or any customer, licensee or recipient. The Products do not include or install any spyware, adware, or other similar software that monitors the use of the Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Product or remote computer, as applicable;

(xiv)         (A) none of the Products contain, incorporate, link to or are called by, are distributed with, or otherwise use any Open Source Software, and (B) the development of any Product with any such Open Source Software, and the incorporation, linking, calling, distribution or other use in, by or with any such Product of any such Open Source Software, does not obligate the Company to disclose, make available, offer or deliver to any third party any portion of the source code of such Product or component thereof other than the applicable Open Source Software; the Company is in compliance with all licenses for Open Source Software that it uses in its business.

(c)               Source Code Escrow. Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any Licenses In or Licenses Out result in the release from escrow of any source code for software that is a material part of any of the Acquired Entities’ current Products.

(d)               No Infringement. To the Company’s Knowledge, the Acquired Entities’ current Products do not infringe or misappropriate the Intellectual Property right of any third Person. There are no pending or, to the knowledge of the Acquired Entities, threatened claims against an Acquired Entity alleging that any of the operation of the Business or any activity by such Acquired Entity infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP or that any of the Company Intellectual Property is invalid or unenforceable. Notwithstanding anything to the contrary in this Agreement, this Section 3.7(d) contains the only representations and warranties made by the Company with respect to infringement or misappropriation of any Intellectual Property right of any third Person.

(e)               No Notice of Infringement. Since January 1, 2019, the Company has not received written notice from any third Person alleging that any of its current products infringe or misappropriate the Intellectual Property right of any third Person that has or could reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole.

(f)                Rights and Privileges. Following the Effective Time, Merger Sub will have the same rights and privileges in the Company Intellectual Property as the Acquired Entities had in the Company Intellectual Property immediately prior to the Effective Time.

3.8              Privacy and Data Protection.

(a)               The Company is in compliance with (i) all applicable Privacy Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information, (ii) all Company policies regarding privacy and data security and (iii) applicable contractual obligations mandated by Privacy Laws which involve the processing of Personal Information (collectively, “Privacy Requirements”). The Company has a privacy policy that incorporates all disclosures to data subjects required by the Privacy Laws. The Company is not subject to the Payment Card Industry Data Security Standards or any other requirements of the payment card brands.

(b)               The Company has taken organizational, physical, administrative and technical measures required by applicable Privacy Requirements consistent with standards in the industry in which the Company operates. The Company has implemented reasonable procedures, satisfying the requirements of applicable Privacy Requirements, to detect data security incidents and to protect Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse. The Company has regularly conducted data security risk assessments and timely corrected any material exceptions or vulnerabilities identified in such reviews. The Company provides its employees with regular training on privacy and data security matters.

(c)               In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of the Company, the Company has in accordance with applicable Privacy Laws entered into valid, binding an enforceable written data processing agreements with any such third party to comply with applicable Privacy Laws with respect to Personal Information and to protect the privacy and security of such Personal Information.

(d)               There have been no material data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Company data in the custody or control of the Company or any service provider acting on behalf of the Company.

(e)               The consummation of any of the transactions contemplated hereby or thereby, will not violate any applicable Privacy Laws or the privacy policies of the Company as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.

(f)                There have not been any claims or proceedings against the Company related to any data security incidents or any violations of any Privacy Laws, and to the Knowledge of the Company, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims, and the Company has not received any correspondence relating to, or notice of any proceedings, claims, investigations or alleged violations of, Privacy Laws, or any subject access or other individual rights requests made pursuant to the Privacy Laws, with respect to Personal Information from any person or governmental authority, and there is no such ongoing proceeding, claim, investigation or allegation.

3.9              Contracts.

(a)               Identification of Material Contracts. Section 3.9(a) of the Company Disclosure Letter lists a true, correct and complete list, as of the date of this Agreement, of each Material Contract to which an Acquired Entity is a party or by which an Acquired Entity is bound or to which any of their respective assets or properties are subject as of the date of this Agreement. The Company has made available to Parent a true, correct and complete copy of each Material Contract, including any amendments thereto (in each case as in effect as of the date of this Agreement).

(b)               Validity. Except as would not have a Company Material Adverse Effect, each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)               No Violation. (i) None of the Acquired Entities has violated or breached, or committed any material default under, any Material Contract, and to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under, any Material Contract, except for such violations, breaches or defaults that would not have a Company Material Adverse Effect and (ii) neither the execution, delivery and performance by the Company of this Agreement, nor the consummation of the Transactions, will (x) require from the Acquired Entities any notice to, declaration or filing with, or consent or approval of any Person under any Material Contract or (y) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any of the Material Contracts.

3.10          Compliance with Laws; Export Control Laws.

(a)               Compliance with Laws. Except as would not have a Company Material Adverse Effect, each of the Acquired Entities is, and has at all times since January 1, 2019, to the date of this Agreement, been, in compliance with all Laws applicable to the Acquired Entities. No representation or warranty is made in this Section 3.10 with respect to (i) compliance with the Exchange Act, which is exclusively addressed by Section 3.4; (ii) compliance with Laws pertaining to privacy and personally identifiable information, which is exclusively addressed by Section 3.7; (iii) compliance with export controls matters, which is exclusively addressed by Section 3.10(b); (iv) compliance with anti-corruption Laws, which is exclusively addressed by Section 3.11; (v) compliance with applicable Tax laws, which is exclusively addressed by Section 3.13; (vi) compliance with ERISA and other Laws relating to employee benefits, which is exclusively addressed by Section 3.14; (vii) compliance with labor and employment law matters, which is exclusively addressed by Section 3.14; and (viii) compliance with environmental matters and Environmental Laws, which is exclusively addressed by Section 3.15.

(b)               Export Control Laws. For the past five (5) years, each of the Acquired Entities, to the date of this Agreement, has conducted its export transactions in material compliance with Export Control Laws.

(c)               No Legal Proceedings Related to Export Control Laws. To the Knowledge of the Company, as of the date of this Agreement, there are no pending or threatened Legal Proceedings against the Acquired Entities alleging a violation of the Export Control Laws.

3.11          Compliance with Anti-Corruption Laws. The Company has not, and, to the Knowledge of the Company, no agent, employee or other person acting on behalf of the Company has, directly or indirectly: (a) made or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (b) made or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment; or (c) violated any provision of the FCPA or any other applicable Laws relating to anti-corruption or anti-bribery.

3.12          Governmental Authorizations. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, each of the Acquired Entities holds, to the extent legally required, all material Governmental Authorizations necessary to enable such Acquired Entity to conduct its business in the manner in which such business is currently conducted by such Acquired Entity. To the Knowledge of the Company, none of the Acquired Entities has received any communication in writing from any Governmental Authority regarding any asserted failure by it to have obtained any such Governmental Authorization. Except as would not have a Company Material Adverse Effect, none of the Acquired Entities has received any communication in writing from any Governmental Authority alleging any violation of any material Governmental Authorizations that remains outstanding, or suffered any suspension or cancellation of any material Governmental Authorizations.

3.13          Tax Matters.

(a)               The Acquired Entities have (i) timely filed, or will timely file (taking into account valid extensions) all income and other material Tax Returns required to be filed by any of them and (ii) paid, or have reserved in accordance with GAAP for the payment of, all material Taxes that are due and payable (whether or not shown on such Tax Returns), and the most recent financial statements contained in the Company SEC Documents reflect a reserve in accordance with GAAP for all material Taxes accrued but not then payable by the Acquired Entities through the date of such financial statements.

(b)               None of the Acquired Entities has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.

(c)               The Acquired Entities have withheld with respect to their employees and other third Persons all United States federal, state and local income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and any other Taxes required to be withheld, and have timely paid over any amounts so withheld to the appropriate Governmental Authority.

(d)               No material audits or other examinations with respect to Taxes of the Acquired Entities are presently in progress or have been asserted or proposed in writing and have not been resolved, and no material audit or other examination with respect to Taxes of the Acquired Entities has occurred within the past three years.

(e)               None of the Acquired Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code in the last two years.

(f)                None of the Acquired Entities has engaged in a “listed transaction” as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(g)               None of the Acquired Entities (i) is a party to or bound by, or currently has any obligation pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation (A) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) solely by and among any of the Acquired Entities, and none of the Acquired Entities will have any liability under any Tax sharing, allocation or indemnification agreement due in respect of periods prior to the Closing Date; (ii) is or ever has been a member of an affiliated group (other than a group the common parent of which is or was the Company or one of its Subsidiaries) filing a consolidated federal income Tax Return; or (iii) has any liability for the Taxes of any Person other than the Acquired Entities pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(h)               There are no liens with respect to Taxes upon any of the assets or properties of the Acquired Entities other than with respect to Taxes not yet due and payable.

(i)                 No written claim has ever been made by a Governmental Authority in a jurisdiction where none of the Acquired Entities file Tax Returns that any Acquired Entity is or may be subject to taxation by that jurisdiction, which claim has not been resolved in full.

(j)                 None of the Acquired Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)               None of the Acquired Entities has received or applied for a private letter ruling or other Tax ruling or determination with any Governmental Authority.

(l)                 None of the Acquired Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or other Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34), (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or other Law), (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code or (vi) the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received.

(m)             Each Acquired Entity is treated as a corporation for all applicable federal, state, local and foreign Tax purposes. No Acquired Entity owns an equity interest in any foreign entity within the meaning of Section 7701(a)(5) of the Code.

(n)               No Acquired Entity has any election in effect under Section 965(h) of the Code (or any state or local equivalent).

(o)               Each Acquired Entity has made available to Parent true, correct and complete copies of all income and other material Tax Returns for such Acquired Entity filed for all periods since and including the taxable period ended December 31, 2015.

(p)               No Acquired Entity has made an election to defer any Taxes under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act for 2020, or any similar election under state or local Tax Law.

3.14          Employee and Labor Matters; Benefit Plans.

(a)               Company Benefit Plans. Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of: (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Benefit Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the plan documents (or for unwritten Company Benefit Plans a written description of the material terms of such Company Benefit Plan) and the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (iv) any related trust agreements; (v) the last three (3) years of non-discrimination testing results; and (vi) any material correspondence within the past two (2) years to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Company Benefit Plan.

(b)               Plan Qualification. Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Plan for any period for which such Company Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Benefit Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(c)               Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates within the last six years has maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (iii) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); or (iv) a defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(d)               Compliance of Company Benefit Plans. (i) Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. (ii) No Company Benefit Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. (iii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. (iv) All payments and/or contributions required to have been timely made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable Law. (iv) The Company Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(e)               (i) Each Company Benefit Plan may be amended, terminated, or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law and no employee communications or provision of any Company Benefit Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Benefit Plan. (ii) Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Company Benefit Plan. (iii) Each asset held under each Company Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administration expenses. (iv) No Company Benefit Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

(f)                Absence of Welfare Benefit Plan Features. No Company Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits to any retired, former or current employees of the Company or any of its ERISA Affiliates, except as may be required by Section 4980B of the Code or any similar Law and the Company has never promised to provide such post-termination benefits.

(g)               Section 280G. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby could (either alone or in conjunction with any other event), (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) further restrict any rights of the Company to amend or terminate any Company Benefit Plan; or (iii) result in any “parachute payment” within the meaning of Section 280G of the Code(whether or not such payment is considered to be reasonable compensation for services rendered).

(h)               Section 409A. (i) Each Company Benefit Plan maintained or sponsored by the Company has been operated in all material respects in compliance with Section 409A of the Code. (ii)The per share exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option determined in a manner consistent with Section 409A of the Code.

(i)                 Gross Ups. No Company Benefit Plan provides for any tax “gross-up” or similar “make-whole” payments under Section 409A of the Code or Section 280G of the Code.

(j)                 Section 83(b). Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(k)               No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(l)                 Census of Employees and Contingent Workers.

(i)                 Section 3.14(l)(i) of the Company Disclosure Letter contains a complete and accurate list of all employees of the Acquired Entities as of the date of this Agreement, setting forth for each employee: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis and the employee’s current annual base salary or hourly rate or other rates of compensation; bonus potential; average scheduled hours per week, if non-exempt; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if known and/or applicable; and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby.

(ii)              Section 3.14(l)(ii) of the Company Disclosure Letter contains a complete and accurate list of all of the individual independent contractors and individual consultants, temporary employees, leased employees or other agents used by any of the Acquired Entities and classified by such Acquired Entity as something other than employees, or compensated other than through Form W-2 wages paid by such Acquired Entity through such Acquired Entity’s payroll function (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the relevant Acquired Entity.

(iii)            Classification. Each of the Acquired Entities currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws (as applicable), and is and has been otherwise in material compliance with such Laws. To the extent that any Contingent Workers are or were engaged by any of the Acquired Entities, such Acquired Entity currently classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable Law and for the purpose of all employee benefit plans and perquisites.

(iv)             Employment Law Compliance. Each of the Acquired Entities is, and for the past three (3) years has been, in compliance with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime. To the Knowledge of the Company, no Acquired Entity is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers. No Acquired Entity is liable for any employment Taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(v)               Litigations; Audits; Investigations; Disputes. Except as set forth on Section 3.14(l)(v) of the Company Disclosure Letter, currently and within the three (3) years preceding the date of this Agreement, no Acquired Entity is or has been the subject of any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, or private dispute resolution procedure, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment or misconduct, other unlawful harassment, or unfair labor practices).

(m)             Union Matters. No Acquired Entity has any duty to bargain with any union or labor organization or other Person purporting to act as exclusive bargaining representative of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment or service of any employee or Contingent Worker. No Acquired Entity is a party to any collective bargaining agreement, labor union contract or trade union agreement, whether executed or currently being negotiated, and no employee or no Contingent Worker of any Acquired Entity is subject to any work rules or practices agreed to with any union or other bargaining representative. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Acquired Entities with regard to their employment with the Company or any of the Company Subsidiaries, and no such activities or proceedings has occurred in the last three (3) years. No collective bargaining agreement, labor union contract or trade union agreement is being negotiated by the Company or any of the Company Subsidiaries. There is no, and for the last three (3) years there has been no, strike, lockout, slowdown, or work stoppage against the Company or any of the Company Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries. No Acquired Entity has engaged in any unfair labor practice.

(n)               WARN Act. None of the Acquired Entities have experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of any of the Acquired Entities or one or more facilities or operating units within any site of employment or facility of any of the Acquired Entities.

(o)               Employee Terminations. Except as set forth on Section 3.14(o) of the Company Disclosure Letter, in the past twelve (12) months (i) no director, officer or key employee’s employment with any of the Acquired Entities has been terminated by the Company or any of the Acquired Entities for any reason; and (ii) to the Knowledge of the Company, no director, officer or key employee, or group of employees or Contingent Workers has expressed any plans to terminate his, her or its employment or service arrangement with any of the Acquired Entities.

(p)               At-Will Employment. Except as set forth on Section 3.14(p) of the Company Disclosure Letter, each employee of each of the Acquired Entities is employed at-will and no such employee is subject to any employment contract with any of the Acquired Entities, whether oral or written.

(q)               Harassment. In the last five (5) years, to the Knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made to any of the Acquired Entities against any employee, officer, director, or Contingent Worker of any of the Acquired Entities and, to the Knowledge of the Company, none of the Acquired Entities have otherwise become aware of any such allegations. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving any of the Acquired Entities or any employee, officer, director or Contingent Worker of any of the Acquired Entities.

(r)                Change in Control. Except as set forth on Section 3.14(r) of the Company Disclosure Letter, the consummation of the Transactions contemplated in this Agreement will not (i) entitle any employee of any of the Acquired Entities to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) entitle any such employee to terminate, shorten or otherwise change the terms of his or her employment.

3.15          Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) none of the Acquired Entities has received any written notice alleging that any Acquired Entity has violated any applicable Environmental Law; (b) none of the Acquired Entities is in violation of any Environmental Law, (c) the Acquired Entities have all permits, licenses and other authorizations required under any Environmental Law and the Acquired Entities are in compliance with such permits, licenses and other authorizations, and (d) since January 1, 2019, (x) none of the Acquired Entities has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances in violation of any applicable Environmental Law; (y) none of the Acquired Entities has exposed any employee to Hazardous Substances in violation of any applicable Environmental Law; and (z) none of the Acquired Entities is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding that is (i) alleging the noncompliance by any Acquired Entity with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law. Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 3.15 are the sole representations and warranties made by the Company in this Agreement with respect to environmental matters and Environmental Laws.

3.16          Insurance. Except as would not have a Company Material Adverse Effect, each of the insurance policies maintained by the Company is in full force and effect and, in the aggregate, provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Acquired Entities operate, and is sufficient to comply with applicable Laws. As of the date of this Agreement, none of the Acquired Entities has received any written notice or other written communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of the Company, there is no pending material workers’ compensation or other material claim under or based upon any insurance policy of any of the Acquired Entities. The limits of the insurance policies have not been materially eroded, the aggregate limits have not been exhausted, and there are no gaps in historical limits. All premiums due and payable with respect to such insurance policies have been paid to date, and the Acquired Entities are otherwise in compliance in all material respects with the terms and provisions of such insurance policies.

3.17          Transactions with Affiliates. Between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, except for compensation or other employment arrangements in the ordinary course of business, and not including any wholly owned Company Subsidiary, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.18          Legal Proceedings; Orders.

(a)               No Legal Proceedings. As of the date of this Agreement, there is no material Legal Proceeding pending, or, to the Knowledge of the Company, threatened in writing against the Acquired Entities or any officer or director of the Acquired Entities in such individual’s capacity as such. As of the date of this Agreement, there are no judgments or decrees outstanding against the Acquired Entities that are, or would reasonably be likely to be, material to the Acquired Entities. As of the date hereof, there is no Legal Proceeding to which any Acquired Entity is a party pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify delay or challenge the Merger or any of the other Transactions.

(b)               No Prohibitive Orders. As of the date of this Agreement, there is no material order against the Acquired Entities that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.19          Authority; Binding Nature of Agreement. Assuming the Transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, the Company has all necessary corporate right, power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and, the consummation by the Company of the Transactions, has been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or (other than the filing of the certificate of merger with the Secretary of State of the State of Delaware) the consummation by the Company of the Merger. The Company Board (at a meeting duly called and held) has (i) determined that it is in the best interests of the Company and its stockholders, and approved and declared advisable this Agreement and the Transactions; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement; (iii) recommended that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (collectively, the “Company Board Recommendation”) and (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.20          Inapplicability of Anti-Takeover Statutes. Assuming that the representations set forth in Section 4.5 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger.

3.21          No Vote Required. Assuming the Minimum Tender Condition is satisfied, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required to authorize this Agreement or to consummate the Offer, the Merger and the other Transactions contemplated hereby.

3.22          Non-Contravention; Governmental Consents.

(a)               Non-Contravention. None of: (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Transactions will (A) contravene, conflict with or result in a violation of any of the provisions of the Charter or Bylaws; (B) assuming compliance with the matters referred to in Section 3.22(b), and in the case of the consummation of the Merger, assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, conflict with in any material respect, or result in a material violation of, any Law applicable to the Acquired Entities as of the date of this Agreement or by which any of their respective properties or assets are bound; (C) contravene or conflict with, or result in a violation or breach of, or result in a default under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to, any Material Contract; or (D) result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties, assets or rights of any of the Acquired Entities, except in each of clauses (B), (C) and (D) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Governmental Consents. Except as may be required by the Exchange Act, the Securities Act, state securities or “blue sky” laws, the DGCL, the requirements of the HSR Act and any applicable foreign Antitrust Laws and the rules and regulations of the NYSE, and assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, none of the Acquired Entities will be required to make any filing with or give any notice to, deliver any report to, or obtain any Consent or waiver from, any Governmental Authority in connection with the Merger. A complete and accurate copy of the engagement letter between the Company and the Company Financial Advisor has been made available prior to the date hereof.

3.23          Financial Advisor. Except for the Company Financial Advisor and B. Riley, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who is entitled to any financial advisor, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

3.24          Fairness Opinion. The Company Board has received the opinion of B. Riley to the effect that, as of the date of such opinion, and based upon and subject to the considerations, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub or their respective Affiliates) in the Offer and the Merger pursuant to this Agreement is fair to such holders from a financial point of view. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A copy of such written opinion shall be provided to Parent solely for informational purposes promptly after receipt thereof by the Company.

3.25          Exclusivity of Representations and Warranties.

(a)               No Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i)                 None of Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)              no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii)            the representations and warranties made by Parent or Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)               No Reliance. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)                 any representation or warranty, express or implied; or

(ii)              any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, and each of the Borrowers represents and warrants solely with respect to Sections 4.1, 4.2, 4.3, 4.7 and 4.9, as follows:

4.1              Valid Existence, Etc.

(a)               Valid Existence. Each of Parent and HS Purchaser is a limited liability company duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the State of Delaware. Each of Merger Sub and HS Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)               Power and Authority. Each of Parent, Borrowers and Merger Sub has all necessary corporate or limited liability company power and authority to (i) conduct its business in a manner in which its business is currently being conducted; and (ii) own and use its assets in the manner in which its assets are currently owned and used.

4.2              Authority; Binding Nature of Agreement. Each of Parent, Borrowers and Merger Sub has all necessary corporate or limited liability company right, power and authority to enter into and to perform its obligations under this Agreement and consummate the Transactions. The execution, delivery and performance by Parent, Borrowers and Merger Sub of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of Parent, Borrowers and Merger Sub, and no additional corporate or limited liability company proceedings on the part of Parent, Borrowers or Merger Sub are necessary to authorize the execution, delivery and performance by Parent, Borrowers and Merger Sub of this Agreement or (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) the consummation by Parent, Borrowers and Merger Sub of the Transactions. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement has been duly executed by Parent, Borrowers and Merger Sub and constitutes the legal, valid and binding obligation of Parent, Borrowers and Merger Sub, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

4.3              Non-Contravention; Governmental Consents.

(a)               Non-contravention. Neither the execution and delivery of this Agreement by Parent, Borrowers and Merger Sub nor the consummation by Parent, Borrowers and Merger Sub of the Transactions will: (i) conflict with any provision of the certificate of formation, certificate of incorporation, limited liability company agreement or bylaws, as applicable, of Parent, Borrowers or Merger Sub; (ii) result in a default by Parent, Borrowers or Merger Sub under any Contract to which Parent, Borrowers or Merger Sub is a party, or result in a contravention or conflict with any such Contract; or (iii) result in a violation by Parent, Borrowers or Merger Sub of any order, writ, injunction, judgment or decree to which Parent, Borrowers or Merger Sub is subject, except in the case of clauses (ii) and (iii) above, for such defaults or violations would not reasonably be expected to have a Parent Material Adverse Effect.

(b)               Governmental Consents. Except as may be required by the Exchange Act, the Securities Act, state securities or “blue sky” laws, the DGCL, the requirements of the HSR Act and any applicable foreign Antitrust Laws, none of Parent, Borrower or Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with the Merger.

4.4              Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission or expense reimbursement in connection with the Merger based upon arrangements made by or on behalf of Parent and Merger Sub.

4.5              No Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

4.6              Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with the Transactions, Merger Sub has not incurred any obligations or liabilities, has not engaged in any business or operations, and has not entered into any Contracts or arrangements with any Person. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

4.7              Legal Proceedings; Orders.

(a)               No Legal Proceedings. As of the date of this Agreement, there is no pending Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding that involves Parent, Merger Sub or their respective subsidiaries that would constitute a Parent Material Adverse Effect. To the Knowledge of Parent, neither Parent nor Merger Sub is subject to any outstanding order, writ, injunction, judgment or decree that would constitute a Parent Material Adverse Effect.

(b)               No Prohibitive Orders. As of the date of this Agreement, to the Knowledge of Parent, there is no material order against Parent, Merger Sub or their respective subsidiaries that would prevent or materially delay the consummation of the Merger or the ability of Parent and/or Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement. As of the date of this Agreement, to the Knowledge of Parent and to the knowledge of Borrowers, there is no material order against either Borrower or their respective subsidiaries that would prevent or materially delay the consummation of the Debt Financing or the ability of Borrowers to fully perform their respective covenants and obligations pursuant to the Financing Letters and this Agreement.

4.8              No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Transactions.

4.9              Financing.

(a)               Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter dated the date of this Agreement between Parent and Borrowers (the “Equity Commitment Letter”), pursuant to which each of the Borrowers has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the Required Payments (the “Equity Financing”); and (ii) an executed commitment letter dated the date of this Agreement among Borrowers and the lenders party thereto (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the Required Payments (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, Borrowers have also delivered to the Company a true, correct and complete copy of each fee letter (which may be delivered with the fee amounts and “flex” terms redacted in a customary manner so long as no redaction covers terms that permit the imposition of additional conditions precedent or the expansion of any existing conditions precedent to the funding of the Debt Financing or the reduction of the aggregate principal amount of the Debt Financing to be funded at the Closing) entered into by Borrowers in connection with the Debt Commitment Letter (any such letter, a “Fee Letter”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.8(b); and (B) subject in all respects to Section 9.8(b), Parent and Borrowers have waived any defenses to the enforceability of such third party beneficiary rights.

(b)               No Amendments. As of the date of this Agreement, (i) the Financing Letters have not been amended or modified prior to the date of this Agreement; (ii) other than amendments and modifications not prohibited by Section 6.4, no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect. As of the date of this Agreement, there are no other Contracts, agreements, side letters or arrangements to which Parent, each of the Borrowers or Merger Sub is a party that contain any conditions precedent to the funding or the investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters and the Fee Letters.

(c)               Sufficiency of Financing. As of the date of this Agreement and assuming that the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), Parent’s cash on hand, together with the proceeds of the Financing, is sufficient to enable Merger Sub to (i) make all payments contemplated by this Agreement in connection with the Offer and the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger) required to be made by Merger Sub at the Closing; (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Credit Agreement; and (iii) pay all fees and expenses in connection with the Offer, the Merger and the Financing required to be paid by Parent or Merger Sub at the Closing (the payments and repayments described in clauses (i) through (iii), the “Required Payments”).

(d)               Validity. As of the date of this Agreement, the Financing Letters (in the forms delivered by Borrowers to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent, Borrowers and, to the Knowledge of Parent and the knowledge of Borrower, the other parties thereto, as applicable, enforceable against Parent, Borrowers and, to the Knowledge of Parent and the knowledge of Borrower, the other parties thereto, as applicable, in accordance with their terms, subject to the Enforceability Exceptions. Other than as expressly set forth in the Financing Letters and the Fee Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which Parent, each of the Borrowers, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, neither Parent, Borrowers nor, to the Knowledge of Parent and the knowledge of Borrower, any counterparty to the Financing Letters has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Letters, in each case, that would, or would reasonably be expected to, result in Parent and/or Borrowers being unable to obtain the Financing on the terms or conditions set forth in the Financing Letters and the Fee Letters. As of the date of this Agreement, to the Knowledge of Parent and the knowledge of Borrower, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, constitute a default or breach on the part of Parent, Borrowers or, to the Knowledge of Parent and the knowledge of Borrower, any of the other parties thereto pursuant to the Financing Letters that would, or would reasonably be expected to, result in Borrowers being unable to obtain the Financing on the terms or conditions set forth in the Financing Letters and the Fee Letters. As of the date of this Agreement and assuming that the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), Parent and Borrowers have no reason to believe (both before and after giving effect to any “flex” provisions in the Debt Commitment Letter) that (A) Parent and/or Borrowers will be unable to satisfy on a timely basis any condition precedent to the funding of the Financing to be satisfied by them and within their control set forth in the Financing Letters; or (B) the full amounts committed pursuant to the Financing Letters will not be available as of the Closing if the terms or conditions contained in the Financing Letters to be satisfied by it are satisfied. As of the date of this Agreement, Parent, Borrowers and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

4.10          Absence of Stockholder and Management Arrangements. Except for the Support Agreement, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of the Company Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (A) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock; (B) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (C) Person has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Offer or the Merger.

4.11          Guarantee. Concurrently with the execution of this Agreement, Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. No event has occurred that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guarantee.

4.12          Exclusivity of Representations and Warranties.

(a)               No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i)                 neither the Company nor any of the Company Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, the Company Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, the Offer or the Merger;

(ii)              no Person has been authorized by the Company, any of the Company Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, the Company Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement, the Offer or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of the Company Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii)            the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)               No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i)                 any representation or warranty, express or implied;

(ii)              any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Offer and the Merger; (B) in connection with presentations by or discussion with the Company’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or

(iii)            the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article V
INTERIM OPERATIONS OF THE COMPANY

5.1              Affirmative Obligations. Except (a) as expressly contemplated by this Agreement (including Section 5.2); (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will, and will cause each of the Company Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2, conduct its business and operations only in the ordinary course of business consistent with past practice (which includes changes in its business practice adopted prior to the date hereof to address and adapt to the COVID-19 pandemic); and (iii) use its commercially reasonable efforts to (A) preserve intact its material assets, properties, Contracts and business organizations; (B) keep available the services of its current directors, officers, and employees; and (C) preserve the current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of the Company Subsidiaries has business relations.

5.2              Forbearance Covenants. Except (A) as set forth in Section 5.2 of the Company Disclosure Letter; or (B) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will not:

(a)               declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of its capital stock (other than consolidated cash management transfers among the Acquired Entities, the net effect of which does not change the consolidated cash balance of the Acquired Entities), or repurchase, redeem or otherwise reacquire any of its shares of capital stock or other securities or rights, warrants or options to acquire any such shares or securities of the Company, other than: (i) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options; (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Equity Plans; and (iii) the acquisition by the Company of Company Options or Company Restricted Stock in accordance with their terms in effect as of the date of this Agreement in connection with the forfeiture of such awards;

(b)               sell, issue, grant, authorize the issuance or grant of, or amend the terms of any: (i) capital stock or other security; (ii) option, restricted stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (iii) instrument convertible into or exchangeable for any capital stock or other security, in each case whether issued pursuant to an Company Equity Plan or not (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement);

(c)               split, divide, subdivide, combine, consolidate or reclassify any shares of its capital stock or other securities, or issue or authorize the issuance of any securities in lieu of or in substitution for shares of its capital stock or other securities;

(d)               except as otherwise stated in Section 2.11, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option or equity compensation plans (including the Company Equity Plans), any provision of any agreement evidencing any outstanding Company Options or otherwise modify any of the terms of any outstanding equity-based compensation award or other security or any related Contract;

(e)               commence any offering or otherwise issue or grant any awards under the Company Equity plans;

(f)                abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Intellectual Property, or grant any right or license to any Intellectual Property other than in the ordinary course of business consistent with past practice;

(g)               adopt, approve or implement any stockholder rights plan (or similar plan commonly referred to as a “poison pill”), tax benefits preservation plan (or similar plan), or related agreement;

(h)               (A) amend or permit the adoption of any amendment to its organizational documents, or acquire or enter into an agreement to acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, (B) make any loans, advances, or capital contributions to or investments in any Person; (C) issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of or enter into any agreement having the economic effect of any of the foregoing, or (D) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(i)                 acquire any material equity interest or other material interest in any other Entity;

(j)                 make any capital expenditure, except that the Acquired Entities may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Entities during the during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, do not exceed (x) $100,000 in the aggregate, or (y) $50,000 individually;

(k)               other than in the ordinary course of business, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any other Contract that, if in effect as of the date of this Agreement, would constitute a Material Contract;

(l)                 (i) acquire, lease or license any right or other asset from any other Person; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (iii) waive or relinquish any right, except in each case for rights or other assets to be acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practice;

(m)             enter into any Contract to purchase or sell any interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Lease;

(n)               (i) incur, assume, suffer or modify the terms of any Indebtedness or issue any debt securities, except (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice; and (B) revolving Indebtedness incurred pursuant to the Credit Agreement to fund operations of the Business in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (iii) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any lien thereon (other than Permitted Liens);

(o)               except as required by applicable Law or GAAP, and other than in the ordinary course of business, write off as uncollectible, or establish any extraordinary reserve with respect to, any material account receivable or other Indebtedness;

(p)               make any pledge of any of its assets or otherwise permit any of its assets to become subject to any liens (other than Permitted Liens), except as such pledges and liens relate to immaterial assets made in the ordinary course of business and consistent with past practices;

(q)               (i) adopt, establish or enter into any Company Benefit Plan; (ii) except as otherwise stated in Section 2.11 or as required by applicable Laws, cause or permit any Company Benefit Plan to be amended in any material respect or terminated, or waive any rights under, or permit the acceleration of vesting under any provision of any Company Benefit Plan; (iii) make any contribution to any Company Benefit Plan, other than contributions required by applicable Laws, the terms of such Company Benefit Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practices; or (iv) pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or grant any rights to receive severance, termination, retention or tax gross up compensation or benefits to, any of its current or former directors, officers, employees, or Contingent Workers except in an aggregate amount not to exceed $200,000;

(r)                (i) hire any employee at the level of Vice President or above; (ii) hire any employee with an annual base salary in excess of $125,000; (iii) promote any employee to a level of Vice President or above; or (iv) terminate any employee at the level of Vice President or above (except for “cause”);

(s)                change any of its pricing policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies in a manner that is material to the business of the Acquired Entities;

(t)                 change any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect, in each case except for (A) any such change required by a change in GAAP or applicable Law;

(u)               except as otherwise required by applicable Laws, (i) prepare or file any income or other material Tax Return or make any Tax election, in each case, that is inconsistent with past practices; (ii) settle or otherwise compromise any claim, notice, audit report or assessment relating to any material amount of Tax or assessment, enter into any closing agreement or similar agreement relating to any material amount of Tax or assessment, or otherwise settle any dispute relating to any material amount of Tax; (iii) request any ruling or similar guidance with respect to material Taxes; (iv) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of any material Tax; or (v) file an amended Tax Return that may materially increase the Taxes payable by the Acquired Entities;

(v)               enter into any transaction with any of its Affiliates (other than the Company and any Company Subsidiary), excluding any employment, compensation or similar arrangements otherwise permitted pursuant to this Agreement;

(w)             enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(x)               enter into any new line of business;

(y)               enter into any pay or performance guarantees or agreements to indemnify any other Person other than in the ordinary course of business consistent with past practice or under which none of the Acquired Entities will have any obligations following the Effective Time;

(z)               terminate or permit any Governmental Authorization to lapse, other than in accordance with the terms and regular expiration of any Governmental Authorization, or fail to apply on a timely basis for any renewal of any renewable Governmental Authorization, except to the extent such termination, lapse or failure to apply for renewal would otherwise have been permitted to occur in the ordinary course of business consistent with past practice;

(aa)            except in connection with actions permitted by Section 5.3, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except, in each case, for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the Merger; or

(bb)           agree or commit to take any of the actions described in clauses (a) through (dd) of this Section 5.2.

5.3              Solicitation of Acquisition Proposals.

(a)               Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period commencing with the execution and delivery of this Agreement and continuing until 12:01 a.m. on August 24, 2020 (the “No-Shop Period Start Date”), the Company and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) will have the right, acting pursuant to the direction of the Company Board (or a committee thereof), to, directly or indirectly, (i) initiate, solicit, propose, induce or encourage the making, submission or announcement of one or more Acquisition Proposals from any Person or its Representatives, or knowingly encourage, facilitate or assist, any proposal, inquiry or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal, including by furnishing to any Person or its Representatives any non-public information relating to the Company or by affording to any Person or its Representatives access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company, in each case pursuant to one or more Acceptable Confidentiality Agreements; (ii) continue, enter into, participate in or engage in any discussions or negotiations with any Person or its Representatives with respect to one or more Acquisition Proposals or any other proposals that could lead to an Acquisition Proposal; and (iii) otherwise cooperate with, assist or take any action to facilitate any Acquisition Proposal or any other proposals that could lead to any Acquisition Proposal. The Company will substantially contemporaneously make available to Parent or its Representatives any non-public information concerning the Company that is provided to any Person or its Representatives pursuant to this Section 5.3(a) that was not previously made available to Parent.

(b)               No Solicitation or Negotiation after No-Shop Period Start Date. Subject to the terms of Section 5.3(c), on the No-Shop Period Start Date, the Company will and will cause each of its Representatives to, (A) cease and cause to be terminated any discussions or negotiations with any Person that would be prohibited by this Section 5.3 (other than any Excluded Party and its Representatives if written notice has been provided to Parent that discussions with such Excluded Party are continuing, which notice will contain all of the information that would otherwise be required by Section 5.3(g)), and terminate all access granted to any such Person and its Representatives to any physical or electronic data room (or other access to diligence); (B) deliver a written notice to each Person (other than any Excluded Party and its Representatives) with whom discussions and negotiations are continuing as of the No-Shop Period Start Date to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal effective as of the No-Shop Period Start Date; and (C) unless the Company has already so requested, request that each Person (other than Parent and its Representatives and any Excluded Party and its Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction, promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or the Company Subsidiaries prior to the date of this Agreement.

(c)               Subject to the terms of Section 5.3(d), from the No-Shop Period Start Date until the earlier to occur of (1) the termination of this Agreement pursuant to Article VIII and (2) the Effective Time, the Company and its directors and executive officers will not, and the Company will not authorize or direct any of its employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or afford to any Person or their Representatives (in their capacity as such) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company (other than Parent, Merger Sub or any of their respective designees), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate, or engage in discussions or negotiations, with any Person with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. From the No-Shop Period Start Date until the earlier to occur of (1) the termination of this Agreement pursuant to Article VIII and (2) the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent that (x) such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof) and (y) the Company Board has determined that it would be inconsistent with its duties under applicable Law not to do so.

(d)               Superior Proposals. Notwithstanding anything to contrary in this Section 5.3, from the No-Shop Period Start Date until the Acceptance Time, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company Financial Advisor), following the execution of an Acceptable Confidentiality Agreement, (i) participate or engage in discussions or negotiations with; (ii) furnish any non-public information relating to the Company to; (iii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company to; or (iv) otherwise facilitate the making of a Superior Proposal by, in each case, any Person or its Representatives that has made or delivered to the Company a written Acquisition Proposal after the No-Shop Period Start Date that was not solicited in material breach of this Section 5.3, but only if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; and (B) the failure to take the actions contemplated by this Section 5.3(c) would be inconsistent with the directors’ fiduciary duties pursuant to applicable Law. In connection with the foregoing, the Company will substantially contemporaneously (and in any event within twenty-four (24) hours) provide to Parent, or provide Parent and its Representatives access to, any non-public information concerning the Company that is provided to any such Person or its Representatives that was not previously made available to Parent. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.3(a) with respect to any Excluded Party, including with respect to any amended proposal or offer submitted by an Excluded Party following the No-Shop Period Start Date, and the restrictions in Section 5.3(b) will not apply with respect thereto if (x) the requirements set forth in clauses (A) and (B) of this Section 5.3(d) have been satisfied as of the No-Shop Period Start date and (y) the Company has notified Parent of its intent to continue such negotiations, which notice will contain the information required by Section 5.3(g).

(e)               No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(f), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i)                 (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of the occurrence of a material event or development and after Parent so requests in writing; or (D) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3) (any action described in clauses (A) through (D), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 5.3(f); or (3) the public disclosure in itself of the items in clauses (1) and (2) if required by applicable Law will constitute a Company Board Recommendation Change or violate this Section 5.3; or

(ii)              cause or permit the Company to enter into an Alternative Acquisition Agreement.

(f)                Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time:

(i)                 other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with the directors’ fiduciary duties pursuant to applicable Law if and only if:

(1)               the Company has provided prior written notice to Parent at least three (3) Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(f)(i)(1), which notice will specify the Intervening Event in reasonable detail; and

(2)               prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 p.m., Eastern time, at the end of such three (3) Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines in good faith (after consultation with its outside legal counsel) that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

(ii)              if the Company has received a bona fide written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal and which did not result from any breach of this Section 5.3, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1)               the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with the directors’ fiduciary duties pursuant to applicable Law;

(2)               the Company has complied in all material respects with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal; and

(3)               (i) the Company has provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”) which notice shall state that the Company Board (or a committee thereof) has (A) received a bona fide, written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h), which notice will specify the reasons for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and include copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 5:00 p.m., Eastern time, on the last day of the Notice Period, have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement to enable the Company Board to not make a Company Board Recommendation Change or terminate this Agreement in accordance with Section 8.1(h); and (2) permitted Parent and its Representatives to make a presentation to the Company Board (or a committee thereof) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(f)(ii)(3) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two (2) Business Days); and (b) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel) that the applicable Acquisition Proposal still constitutes a Superior Proposal. The parties agree that if the Notice Period (or any new five (5) Business Day period) ends on a date that is concurrent with, or later than, the date of the Expiration Date, at its election Merger Sub may, or at the written request of the Company Board, Merger Sub shall, extend the Offer until one (1) minute after 11:59 p.m. (New York City time) on the date that is the later of (x) two (2) Business Days following the last day of the applicable Notice Period (or any new five (5) Business Day period) or (y) the last day of the minimum period required by applicable Law, interpretation or position of the SEC or its staff or the NYSE or its staff for any such extension.

(g)               Notice to Parent. From and after the No-Shop Period Start Date, the Company will promptly (and, in any event, within twenty-four (24) hours from the receipt thereof) notify Parent in writing if any Acquisition Proposal, or Inquiry including any request for non-public information or any discussions or negotiations are sought to be initiated or continued by any of the Acquired Entities or any of its or their Representatives and the terms and conditions of any such Acquisition Proposal, including, if applicable, providing copies of any written Inquiries and any proposed agreements related thereto. Such notice must include (A) the identity of the Person or Group making such Acquisition Proposal or Inquiry; and (B) a summary of the material terms and conditions of any such Acquisition Proposal or Inquiry. Without limiting the foregoing, the Company shall (x) promptly (and in any event within twenty-four (24) hours) notify Parent in writing (i) if the Company determines to begin providing non-public information or to engage in negotiations or discussions concerning an Acquisition Proposal in accordance with this Section 5.3 and (ii) thereafter of any change to the financial and other material terms and conditions of any Acquisition Proposal, and (y) otherwise keep Parent reasonably informed of the status and material terms of any such Inquiry, Acquisition Proposal, discussions or negotiations, including by providing a copy of all proposals, offers or drafts of proposed agreements. The Company shall not, after the No-Shop Period Start Date, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(h)               Permitted Disclosures. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i)                 nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), provided that any such disclosure does not contain an express Company Board Recommendation Change; (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person (or the Representatives of such Person) that makes any Acquisition Proposal or Inquiry to the extent necessary to direct such Person to the provisions contained in this Section 5.3; or (D) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law; provided, however, that (x) except as otherwise provided in this Section 5.3(h), any disclosure made as permitted under clause (i) of this Section 5.3(h) (other than any “stop-look-and-listen” or similar communication) that relates to an Acquisition Proposal shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in connection with such disclosure, and (y) neither the Company nor the Company Board (nor any committee thereof) shall be permitted to recommend any Acquisition Proposal (including that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal) or otherwise effect a Company Board Recommendation Change with respect thereto, except as permitted by Section 5.3; and

(ii)              it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be a Company Board Recommendation Change; provided, however, that the Company Board shall not make any Company Board Recommendation Change except in accordance with Section 5.3(f).

(i)                 Breach by Representatives. The Company agrees that if it (i) permits any of its Representatives (other than an employee or consultant of the Company who is not an executive officer of the Company) to take any action or (ii) is made aware of an action by one of its Representatives (other than an employee or consultant of the Company who is not an executive officer of the Company) and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a material breach of this Section 5.3 if taken by the Company, then such action will be deemed to constitute a breach by the Company of this Section 5.3.

5.4              No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

Article VI
ADDITIONAL COVENANTS

6.1              Efforts; Required Action and Forbearance.

(a)               Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:

(i)                 cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii)              (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii)            (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger.

(b)               No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting the (i) consummation of the Merger; or (ii) ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c)               No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2              Antitrust Filings.

(a)               Filings Under the HSR Act and Other Applicable Antitrust Laws. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will use their respective reasonable best efforts to promptly but in no event later than five (5) Business Days after the date of this Agreement, file (i) a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ; and (ii) comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Representatives to cooperate and coordinate) with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use its respective reasonable best efforts to take all action necessary to, as soon as practicable, (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b)               Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of Parent and Merger Sub (and their respective Affiliates, if applicable) will offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand; and (ii) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand. Except as specifically set forth above, Parent and Merger Sub shall not be required to contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger.

(c)               Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub will (and will cause their respective Subsidiaries to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

6.3              Other Required SEC Filings.

(a)               SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Offer, if any, as promptly as practicable after the receipt thereof.

(b)               Other Required Company Filings. If the Company determines that it is required to file any document with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable and timely additions, deletions or changes suggested by Parent or its counsel.

(c)               Other Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable and timely additions, deletions or changes suggested by the Company or its counsel.

6.4              Financing.

(a)               No Amendments to the Debt Commitment Letter. Subject to the terms and conditions of this Agreement, each of the Borrowers will not, without the prior written consent of the Company, permit any amendment or modification to be made to, or any waiver of any material provision of or remedy pursuant to, the Debt Commitment Letter if such amendment, modification or waiver would reasonably be expected to (i) reduce the aggregate committed amount of the Debt Financing to an amount that, when taken together with the aggregate amount of the Equity Financing (after giving effect to any increases thereto) and Parent’s cash on hand, would not be sufficient to make the Required Payments at the Closing; (ii) impose new or additional conditions precedent to the funding of the Debt Financing or otherwise expand, amend or modify any of the existing conditions precedent to the funding of the Debt Financing set forth in the Debt Commitment Letter or the Fee Letters, in each case, in a manner that would reasonably be expected to (A) delay or prevent the consummation of the Closing; or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, less likely to occur; or (iii)  adversely impact the ability of Borrowers to enforce their rights against the other parties to the Debt Commitment Letter in any material respect. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Debt Commitment Letter as amended or modified in compliance with this Section 6.4; and (2) “Debt Commitment Letter” and “Financing Letters” will include such documents as amended or modified in compliance with this Section 6.4. Borrowers will not release or consent to the termination of any individual lender under the Debt Commitment Letter, except for replacements of the Debt Commitment Letter with alternative financing commitments pursuant to Section 6.4(d). Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, Borrowers, without the written consent of the Company, amend, restate, amend and restate, supplement or otherwise modify the Debt Commitment Letter to (x) provide for the assignment of any portion of the commitments or obligations under the Debt Commitment Letter to additional lenders, arrangers, bookrunners, syndication agents, or similar entities (including any private placement parties or replacement lenders) that have not executed the Debt Commitment Letter as of the date of this Agreement and to grant to such persons such approval rights as are customarily granted to such additional lenders, arrangers, bookrunners, syndication agents or similar entities, or to reallocate commitments or assign or reassign titles or roles to or between or among any entities party to the Debt Commitment Letter, and/or (y) to correct typographical errors.

(b)               Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of the Borrowers will use reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper and advisable (as determined by Borrowers in their reasonable judgment) to arrange and obtain at the Closing the Debt Financing on the terms and conditions (including, to the extent required, the full valid exercise of any “flex” provisions) described in the Debt Commitment Letter and the Fee Letters, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and conditions thereof; (ii) negotiate and, on the Closing Date, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and subject to the conditions (including the “flex” provisions) contemplated by the Debt Commitment Letter and the Fee Letters or on such other terms and subject to such other conditions that (x) would not directly reduce the aggregate amount of the Debt Financing to an amount, when taken together with the aggregate amount of the Equity Financing (after giving effect to any increases thereto) and Parent’s cash on hand, that would not be sufficient to make the Required Payments at the Closing and (y) in respect of certainty of funding, would not reasonably be expected to (A) delay or prevent the consummation of the Closing (other than for up to two (2) Business Days) or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, less likely to occur; (iii) satisfy at or prior to the Closing all conditions to the funding of the Debt Financing that are to be satisfied by Parent and within its control set forth in the Debt Commitment Letters; and (v) in the event all conditions precedent to the funding of the Debt Financing have been satisfied, consummate the Financing at or prior to the Closing, including causing the Financing Sources to fund the Financing at the Closing; (vi) comply with its obligations pursuant to the Debt Commitment Letter; and (vii) enforce its rights pursuant to the Debt Commitment Letter.

(c)               Information. To the extent reasonably requested from time to time by the Company, Borrowers shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Borrowers shall give the Company prompt notice (A) of any breach (or threatened breach) or default (or any event or circumstance that, with or without notice or lapse of time, or both, would reasonably be expected to give rise to a breach or default) by any party to the Debt Commitment Letter of which Borrowers become aware if as a result thereof it is reasonably likely that Borrowers will not be able to obtain all or any portion of the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter and Fee Letters; (B) of the receipt by Borrowers of any oral or written notice or communication from any Financing Source with respect to any (1) actual or potential breach (or threatened breach), default, early termination or repudiation by any party to the Debt Commitment Letter of any provisions of the Debt Commitment Letter; or (2)  dispute or disagreement between or among Borrowers, on the one hand, and the Financing Sources, on the other hand, with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing, if, in the case of each of clauses (1) and (2), as a result thereof it is reasonably likely that Borrowers will not be able to obtain all or any portion of the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter and the Fee Letters; and (C) if for any reason Borrowers at any time reasonably believe that they will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter. Borrowers shall provide the Company with any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within two (2) Business Days) after the date that the Company delivers a written request therefor to Borrowers; provided that, in no event shall Borrowers be under any obligation to deliver or disclose any information that could reasonably be expected to waive the protection of attorney-client protection or similar privilege. Borrowers must use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause the Financing Sources to) provide the Company and its Representatives with such access to the Financing Sources as the Company and its Representatives may reasonably request for the purpose of allowing the Company and its Representatives to understand the status of Borrowers’ efforts to arrange the Financing; provided that in no event shall the Financing Sources be obligated to provide the Company and its Representatives any such access.

(d)               Alternate Debt Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the “flex” provisions) contemplated by the Debt Commitment Letter and the Fee Letters, then Parent and Borrowers will use reasonable best efforts to arrange, as promptly as practicable following the occurrence of such event, to obtain (i) alternative financing from alternative sources that is subject to conditions not materially less favorable in the aggregate to Parent and Borrowers than those contained in the Debt Commitment Letter and the Fee Letters and in an amount that, when taken together with the aggregate amount of the portion of the Debt Financing that remains available to Borrowers would be sufficient to make the Required Payments at the Closing (the “Alternate Debt Financing”); and (ii) one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letter in whole or in part. Parent and/or Borrowers will promptly provide a copy of any New Debt Commitment Letters (and any fee letter (which may be delivered with the fee amounts and “flex” terms redacted in a customary manner so long as no redaction covers terms that would permit the imposition of additional conditions precedent or the expansion of any existing conditions precedent to the funding of the Alternate Debt Financing or the reduction of the aggregate principal amount of the Alternate Debt Financing to be funded at the Closing) entered into by Parent, Borrowers or Merger Sub in connection with such New Debt Commitment Letters) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” will mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(e)               Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.4 will require, and in no event will reasonable best efforts be deemed or construed to require, either of the Borrowers to (i)  pay any fees or agree to any interest rates in excess of those contemplated by the Debt Commitment Letter and the Fee Letters, in each case, as in effect on the date hereof; or (ii) agree to conditionality or economic terms of the Debt Financing that are less favorable in the aggregate than those contemplated by the Debt Commitment Letter and the Fee Letters, in each case, as in effect on the date hereof.

6.5              Financing Cooperation.

(a)               Cooperation. Prior to the Effective Time, the Company will use reasonable best efforts, and will cause each its officers, employees, advisors and other Representatives to use reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub in connection with Parent and Merger Sub obtaining the Debt Financing by:

(i)                 participating (and causing senior management and Representatives of the Company to participate) in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing (including direct contact between senior management and the other representatives of the Company, on the one hand, and the actual and potential Financing Sources, on the other hand);

(ii)              assisting Parent and the Financing Sources with the timely preparation of customary rating agency presentations, bank information memoranda, lender presentations and similar documents required in connection with the Debt Financing and identifying any portion of the information provided by the Company and set forth in any of the foregoing that would constitute material, non-public information;

(iii)            solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with the preparation of pro forma financial information and pro forma financial statements to the extent required by the Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into such pro forma financial information or pro forma financial statements; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iv)             assisting Parent in connection with the preparation and registration of (but not executing, to the extent any such documents or arrangements would be effective prior to the Closing, other than any authorization letters described in Section 6.5(a)(viii)) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing agreements or documents (including any related schedules, annexes and exhibits thereto) as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;

(v)               furnishing Parent, Merger Sub and the Financing Sources, prior to the Closing Date, with (A) the Company Financial Statements; (B) an unaudited consolidated balance sheet of the Acquired Entities and the related unaudited consolidated statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Acquired Entities for each fiscal quarter ended after March 31, 2020 and at least forty-five (45) days before the Closing Date; (C) the financial information regarding the Company and its Subsidiaries necessary for Parent to prepare customary pro forma financial statements for historical periods required to be delivered in connection with arranging the Debt Financing; and (D) such other financial and other pertinent and customary information regarding the Company and the Company Subsidiaries (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Parent to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings of the type contemplated by the Debt Commitment Letter (which, for the avoidance of doubt, will not include (or be deemed to require the Company to prepare) any (1) pro forma financial statements or adjustments or projections; (2) description of all or any portion of the Debt Financing, including any “description of notes”; (3) risk factors relating to all or any component of the Debt Financing; (4) financial statements in respect of the Company Subsidiaries; or (5) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A) or otherwise necessary to receive from the Company’s independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) to the extent customary for a financing of the type being incurred, customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum (all such information and documents in this Section 6.5(a)(v), the “Required Financing Information”), it being understood that if the Company reasonably believes that it has previously provided any of the Required Financing Information, it may deliver to Parent a written notice stating when it believes that it completed such delivery, in which case the Company will be deemed to have complied with this Section 6.5(a)(v) unless Parent reasonably believes the Company has not completed the delivery of the Required Financing Information and, within two (2) Business Days after receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with specificity what Required Financing Information the Company has not delivered), in which case the Company and Parent shall in good faith discuss and work to resolve the status of such Required Financing Information;

(vi)             cooperating with Parent to obtain customary and reasonable corporate and facilities consents, landlord waivers, non-invasive environmental assessments, surveys and title insurance as reasonably requested by Parent in order to comply with the reasonable requirements of the Financing Sources, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;

(vii)          delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing the principal of and interest on, and all other indebtedness outstanding pursuant to the Credit Agreement;

(viii)        providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or securities;

(ix)             taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any of the Subsidiaries of the Company to the Surviving Corporation); and

(x)               furnishing Parent and the Financing Sources at least three (3) Business Days prior to the Closing with (A) all documentation and other information about the Company and the Company Subsidiaries as is reasonably requested by Parent at least seven (7) Business Days prior to Closing, in accordance with the requirements of the Financing Sources, relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and (B) certifications regarding beneficial ownership required by 31 C.F.R. § 1010.230 to the extent Parent has requested at least seven (7) Business Days prior to Closing.

(b)               Obligations of the Company. Nothing in this Section 6.5 will require the Company to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement relating to the Debt Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information about the Company and the Company Subsidiaries and the accuracy in all material respects of the information contained in the disclosure and marketing materials related to the Company and the Company Subsidiaries)) that is effective prior to the Effective Time; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, (a) would unreasonably interfere with the conduct of the business of the Company or (b) create a risk of damage or destruction to any property or assets of the Company. In addition, (A) no action, liability or obligation of the Company or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information about the Company and the accuracy of the information contained in the disclosure and marketing materials related to the Company and the Company Subsidiaries)) will be effective until the Effective Time; (B)  the Company will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information about the Company and the accuracy of the information contained in the disclosure and marketing materials related to the Company and the Company Subsidiaries)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (C) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.5 will require (1) any Representative of the Company to deliver any certificate or opinion or take any other action under this Section 6.5 that would reasonably be expected to result in personal liability to such Representative; (2) the Company Board to approve any financing or Contracts related thereto; (3) the Company to take any action that would conflict with or violate its organizational documents or any applicable Laws; and (4) the Company to provide any information (a) the disclosure of which (as determined by the Company in good faith) is prohibited or restricted under applicable Law or any agreement binding on the Company as of the date of this Agreement or any agreement binding on the Company that is entered into after the date of this Agreement that is not entered into for the purpose of evading the obligations in this Section 6.5; or (b) where access to such information would (as determined by the Company in good faith) (i) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, any Contract to which the Company or any of the Company Subsidiaries is a party or otherwise bound; provided that in the event the Company does not disclose any such information in reliance on the foregoing subclause (4), the Company shall inform Parent thereof and of the general nature of the information being withheld. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under Section 6.5(a), will be deemed to be satisfied so long as the Company’s breach, if any, of its obligations under Section 6.5(a) did not cause the failure of the Debt Financing to be obtained.

(c)               Use of Logos. The Company hereby consents to the use of its logos in connection with the Financing so long as such logos are used solely in a manner that is not intended to or would not reasonably be expected to harm or disparage the Company or the reputation or goodwill of the Company.

(d)               Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives to Parent or Merger Sub or their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, bookrunners, arrangers, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective Representatives).

(e)               Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with the cooperation of the Company contemplated by this Section 6.5; provided that the Company, and not Parent, shall be responsible for any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing (including the preparation and/or delivery of financial information, payoff letters and lien releases).

(f)                Indemnification. The Company and its Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, other than to the extent any of the foregoing was suffered or incurred as a result of the gross negligence or intentional fraud of the Company or any of its Representatives. Parent’s obligations pursuant to Section 6.5(e) and this Section 6.5(f) are referred to collectively as the “Reimbursement Obligations.”

(g)               No Exclusive Arrangements. In no event will Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the Financing Sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of the Company Subsidiaries or in connection with the Merger.

(h)               No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. Subject to Section 9.8(b)(ii), if the Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.6              Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Merger; and (b) if any “anti-takeover” Law is or becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger.

6.7              Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will afford Parent and its Representatives (including the Financing Sources and their respective Representatives) reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company and the Company Subsidiaries, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of the Company Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any Trade Secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.7 will be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a risk of damage or destruction to any property or assets of the Company. Any access to the properties of the Company will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7. All requests for access pursuant to this Section 6.7 must be directed to the Company’s Chief Executive Officer or another person designated in writing by the Company.

6.8              Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.9              Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)               Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and the Company Subsidiaries pursuant to the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Company Subsidiaries, and any indemnification agreements in effect as of the date of this Agreement as set forth in Section 3.9(a)(ix) of the Company Disclosure Letter between the Company and any of the Company Subsidiaries, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of the Company Subsidiaries prior to the Effective Time), on the other hand (collectively, and whether or not they are parties to any such indemnification agreements, the “Indemnified Persons”) with respect to any Legal Proceeding in which such Indemnified Person may be involved or with which he or she may be threatened (an “Indemnified Person Proceeding”) (A) by reason of such Indemnified Person’s being or having been such director or officer or an employee or agent of any Acquired Entity or otherwise in connection with any action taken or not taken at the request of any Acquired Entity or (B) arising out of such Indemnified Person’s service in connection with any other corporation or organization for which he or she serves or has served as director, officer, employee, agent, trustee or fiduciary at the request of any Acquired Entity. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Company Subsidiaries, as applicable, as in effect on the date of this Agreement. During such six-year period or such period in which an Indemnified Person is asserting a claim for advancement or indemnification pursuant to Section 6.9(b), whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)               Indemnification Obligation. Without limiting the generality of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation each will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, pursuant to any indemnification agreements with the Company or any of the Company Subsidiaries in effect as of the Effective Time as set forth in Section 3.9(a)(ix) of the Company Disclosure Letter, and pursuant to the Charter, the Bylaws and the other similar organizational documents of the Company Subsidiaries in effect as of the Effective Time, as applicable, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, including Transaction Litigation, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates; and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect to the Merger (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with such Legal Proceeding of the type contemplated by this Section 6.9(b), (A) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding; and (B) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible) which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification has been sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination releases such Indemnified Person from all liability arising out of such Legal Proceeding. Indemnified Persons and Surviving Corporation will (and Parent shall cause Surviving Corporation to) reasonably cooperate in good faith in the defense of any such matters. Parent shall guarantee the obligations of the Surviving Corporation under this Section 6.9(b).

(c)               D&O Insurance. The Company has purchased a prepaid “tail” policy (the “Tail Policy”) providing coverage for Indemnified Persons on terms and conditions providing substantially equivalent benefits as the current D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Transactions. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d)               Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(e)               No Impairment; Third Person Beneficiary Rights. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of the Company Subsidiaries; or (iv) applicable Law.

(f)                Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement as set forth in Section 3.9(a)(ix) of the Company Disclosure Letter that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.10          Employee Matters.

(a)               Benefits. The Surviving Corporation or one of its Subsidiaries will (and Parent will cause the Surviving Corporation or one of its Subsidiaries to) for a period of one year following the Effective Time (or if earlier, until the date of the employee’s termination of employment with Parent), provide compensation and benefits (other than the opportunity to participate in equity-based benefits and individual employment agreements) to each Continuing Employee that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than the opportunity to participate in equity-based benefits and individual employment agreements) provided to similarly situated employees of the Parent.

(b)               New Plans. With respect to each health or welfare benefit plan made available by the Parent to any Continuing Employee at or after the Effective Time (each, a “Parent Plan”), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits or with respect to any defined benefit pension plan. In addition, for purposes of each Parent Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, the Surviving Corporation will use commercially reasonable efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation will use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the comparable Company Benefit Plan ending on the date that such Continuing Employee’s participation in the corresponding Parent Plan begins to be given full credit pursuant to such Parent Plan for purposes of satisfying all deductible, co-payments, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.

(c)               No Third Person Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.10 nor any provisions of this Agreement relating to Company Benefit Plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.10, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.

(d)               401(k) Plan Termination. Upon written request by Parent at least ten (10) Business Days prior to the Closing Date, the Company shall adopt resolutions terminating the Company 401(k) Plan, effective as of one day preceding the Closing Date, but contingent on the occurrence of the Closing. Prior to the Closing, the Company shall provide Parent evidence that each Company 401(k) Plan has been terminated pursuant to duly adopted resolutions, and that all other actions necessary to implement the foregoing have been taken at least one day prior to the Closing Date. The form and substance of any such resolutions and any related documentation, including participant notifications (if applicable), shall be subject to review and reasonable approval of Parent and shall be provided to Parent at least five (5) Business Days prior to the Closing Date.

6.11          Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.12          Notification of Certain Matters.

(a)               Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) or clause (c) of Exhibit A to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement; provided that the failure to notify Parent pursuant to this Section 6.12(a) shall not constitute a breach of covenant in any material respect for purposes of clause (c) of Exhibit A or give rise to any right of termination under Article VIII. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.12(a).

(b)               Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement; provided that the failure to notify the Company pursuant to this Section 6.12(b) shall not give rise to any right of termination under Article VIII. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.12(b).

6.13          Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, the Company (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger. Notwithstanding the foregoing, the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) principally related to a Superior Proposal or Company Board Recommendation Change. Notwithstanding anything to the contrary in this Agreement, nothing herein shall restrict Parent or the Financing Sources or their respective Affiliates or Representatives from making customary announcements and communications in connection with the consummation of the Debt Financing.

6.14          Transaction Litigation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation commenced or, to the Knowledge of the Company or Parent, threatened (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in Section 9.2, the notice contemplated by the prior sentence will only be delivered to counsel to Parent and may be delivered by email. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the Indemnified Persons’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Persons shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Persons prior to the Effective Time to defend any Transaction Litigation. For purposes of this Section 6.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.15          Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.16          Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.17          Parent Vote at Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement in accordance with the DGCL.

6.18          Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the earlier to occur of the (1) termination of this Agreement pursuant to Article VIII and (2) Effective Time, unless the Company otherwise consents, Parent and Merger Sub will not, and will not cause any of their Affiliates (including the Guarantor) to:

(a)               acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof if such business competes in any line of business of the Company and the entering into of a definitive agreement relating to, or the consummation of, such transaction could reasonably be expected to (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the Merger;

(b)               enter or agree to enter into any definitive agreement (i) for the acquisition of any business or Person or take or agree to take any other action that, in either case, would reasonably be expected to materially interfere with their ability to consummate the Merger; or (ii) that otherwise would be reasonably expected to delay or prevent the consummation of the Merger; or

(c)               take or agree to take any other action that would reasonably be expected to prevent or delay the consummation of the Merger.

6.19          Credit Agreement. The Company will have delivered to Parent, by no later than two (2) Business Days prior to the Closing, a customary payoff letter (the “Payoff Letter”) in connection with the repayment of all outstanding Indebtedness under the Credit Agreement, which Payoff Letter will provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary lien and guarantee releases. At the Closing, subject to the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Credit Agreement in accordance with the Payoff Letter and the terms hereof. Substantially concurrently with the Effective Time, the Company will repay and discharge such Indebtedness in accordance with the Payoff Letter and the terms hereof.

Article VII
CONDITIONS TO THE MERGER

7.1              Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)               Completion of the Offer. Merger Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(b)               Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.

(c)               No Prohibitive Injunctions or Laws. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, no action will have been taken by any Governmental Authority of competent jurisdiction, and no Law will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger.

7.2              Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)               Representations and Warranties.

(i)                 Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Company Material Adverse Effect.

(ii)              The representations and warranties set forth in Section 3.1(b) (Due Organization, etc.), Section 3.1(c) (Necessary Power and Authority), Section 3.2 (Charter and Bylaws), Section 3.5(b) (Absence of Changes), Section 3.19 (Authority; Binding Nature of Agreement), Section 3.20 (Inapplicability of Anti-Takeover Statutes), Section 3.23 (Financial Advisor) and Section 3.24 (Fairness Opinion) will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date);

(iii)            The representations and warranties set forth in Section 3.3(a) (Capital Stock) and Section 3.3(c) (No Other Equity) will be true and correct as of the Closing Date, in each case (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $100,000.

(b)               Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions in this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)               Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)               Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

(e)               FIRPTA Certificate. Parent and Merger Sub will have received a certificate issued by the Company in a form reasonably satisfactory to Parent pursuant to Treasury Regulations Section 1.1445-2(c)(3), dated as of the Closing Date and signed by a responsible corporate officer of the Company, and proof reasonably satisfactory to Parent that the Company has provided notice of such certificate to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

7.3              Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)               Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Parent Material Adverse Effect.

(b)               Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions in this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)               Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1              Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned at any time prior to the Acceptance Time, only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)               by mutual written agreement of Parent and the Company;

(b)               by either Parent or the Company, upon prior written notice to the other, if any (i) permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Offer or the Merger and has become final and non-appealable; or (ii) Law is enacted, entered, enforced or deemed applicable to the Offer or the Merger that prohibits, makes illegal or enjoins the consummation of the Offer or the Merger, except, in each case, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, judgment, order, restraint, prohibition, action or Law;

(c)               by either Parent or the Company, upon prior written notice to the other, if the Acceptance Time has not occurred by 11:59 p.m., Eastern time, on January 19, 2021 (such time and date, as it may be extended pursuant to Section 9.8(b)(iv), the “Termination Date”), except that if as of the Termination Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to applicable Law), other than the conditions set forth in Section 7.1(b) or Section 7.1(c), either Parent or the Company, by written notice to the other, may extend the Termination Date to 11:59 p.m., Eastern time, on January 31, 2021 (as such date may be extended pursuant to Section 9.8(b)(iv)), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has the right to terminate this Agreement pursuant to Section 8.1(g); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d)               by either Parent or the Company, upon prior written notice to the other, if (i) the Acceptance Time shall not have occurred on or before the Termination Date or (ii) the Offer shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any shares of Company Common Stock pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of the event specified in either of the foregoing clauses (i) or (ii);

(e)               by Parent, upon prior written notice to the Company, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in breach of any of their respective representations, warranties or covenants under this Agreement so as to cause the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied;

(f)                by Parent, upon prior written notice to the Company, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g)               by the Company, upon prior written notice to Parent, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in breach of any of its representations, warranties or covenants under this Agreement so as to cause the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied;

(h)               by the Company, upon prior written notice to Parent, if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii); and (iv) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; or

(i)                 by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to consummate the Merger on the date upon which Parent is required to consummate the Merger pursuant to Section 2.6; (iii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the Closing; and (B) all conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that the Company is willing to waive any unsatisfied conditions set forth in Section 7.3; (iv) the Company has given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(i) if Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.6; and (v) Parent and Merger Sub fail to consummate the Merger by the three (3) Business Day period contemplated by the foregoing clause (iv) and the date required pursuant to Section 2.6.

8.2              Manner and Notice of Termination; Effect of Termination.

(a)               Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination.

(b)               Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. Following the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except, and subject in all respects to this Section 8.2, Section 8.3, Section 9.8 and Section 9.14, that Section 6.5(c), Section 6.5(f), Section 6.13, this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX will each survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, but subject to Section 8.3(f), nothing in this Agreement will relieve (i) any Party from any liability for any Willful Breach of this Agreement; and (ii) the Company or (subject in all respects to this Section 8.2, Section 8.3, Section 9.8 and Section 9.14) Parent or Merger Sub from any liability for its fraud prior to the valid termination of this Agreement; provided, that other than in the case of an equitable remedy of specific performance in accordance with Section 9.8(b), in no event shall the Parent or Merger Sub’s liability for a Willful Breach exceed the amount of the Parent Termination Fee and in no event shall the Company’s liability for a Willful Breach exceed the amount of the Company Termination Fee. No valid termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements will survive the valid termination of this Agreement in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a Party with the actual knowledge or intention that the taking of such act or omission would constitute a material breach of this Agreement.

8.3              Fees and Expenses.

(a)               General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent and all filing fees in connection with any filings required by the HSR Act with the FTC and the Antitrust Division of the DOJ. Except as set forth in Section 2.12(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b)               Company Payments.

(i)                 Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), as applicable, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned that contemplates a per share price for the acquisition of the shares of the Company Common Stock that is higher than the Merger Consideration; and (D) within one year of the termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)              Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must within two (2) Business Days following such termination pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)            Superior Proposal. If this Agreement is validly terminated pursuant to Section  8.1(h), then the Company must concurrently with such termination pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c)               Parent Payment. If this Agreement is validly terminated pursuant to Section 8.1(g) or Section 8.1(i), then Parent must within two (2) Business Days following such termination pay or cause to be paid to the Company or its designee an amount equal to $11,055,000.00 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

(d)               Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(e)               Payments; Default. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the Merger and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, then the non-paying party will pay or cause to be paid to the other party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other party in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made) plus 5% through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(f)                Sole and Exclusive Remedy.

(i)                 Company. The Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 8.3(c) (including, without duplication, the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from Guarantor), Reimbursement Obligations and the Company’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of the Company against (A) Parent, Merger Sub or Guarantor, and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, Representatives, Financing Sources, Affiliates (other than Parent, Merger Sub or Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement, the Financing Letters, the Guarantee, and the Transactions and by such agreements, and upon payment of such amounts, none of the Parent Related Parties will have any further monetary liability or obligation to the Company relating to or arising out of this Agreement, the Financing Letters, the Guarantee or the Transactions and by such agreements, except that (1) Parent and Merger Sub (or their Affiliates) will remain obligated with respect to, and the Acquired Entities may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2, Section 8.3(a) and Section 8.3(e); and (2) the Guarantor will remain obligated, and the Company may be entitled to remedies, with respect to the Guarantee.

(ii)              Parent. Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) and Parent’s right to specific performance pursuant to Section 9.8 will be the sole and exclusive remedies of Parent and Merger Sub against (A) the Company and the Company Subsidiaries; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, financing sources, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, the Company Subsidiaries and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement and the Merger, and upon payment of such amount, none of the Company Related Parties will have any further monetary liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the Merger, except that the Company and the Company Subsidiaries (or their Affiliates) will remain obligated with respect to, and Parent and Merger Sub may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2, Section 8.3(a) and Section 8.3(e), as applicable.

(g)               Maximum Liability Amount. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, but subject to Section 9.8(b), the maximum aggregate liability, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee or Company Termination Fee and any other payment in connection with any Transaction Document or otherwise, of any Related Party for any Willful Breach (A) under this Agreement or any other Transaction Document; (B) in connection with the failure of the Merger (including the Financing) or the other transactions contemplated hereunder or under the Transaction Documents to be consummated; or (C) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document, will not exceed under any circumstances an amount equal to $11,055,000.00 in the case of a Willful Breach, plus the reimbursement of any expenses explicitly required pursuant to this Agreement.

(h)               Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that Parent, Merger Sub and the Company will each be entitled to an injunction, specific performance or other equitable relief subject to the limitations in Section 9.8(b), except that, although the Company, in its sole discretion, may determine its choice of remedies under this Agreement, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) and any monetary damages.

8.4              Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that after the Acceptance Time, no amendment may be made to this Agreement which decreases the Merger Consideration. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 6.4(c), Section 8.2, Section 8.3, Section 9.3, Section 9.6, Section 9.8(b)(ii), Section 9.9, Section 9.10(b), Section 9.11, Section 9.14 and this Section 8.4 (together with any related defined terms and the provisions of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing sections) may not be amended, modified or altered without the prior written consent of the Financing Sources.

8.5              Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained in this Agreement or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Article IX
GENERAL PROVISIONS

9.1              Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2              Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery) or by email (with electronic confirmation of receipt), in each case to the intended recipient as set forth below:

(a)	if to Parent, Borrowers, Merger Sub or the Surviving Corporation to:

Help/Systems, LLC

6455 City West Parkway

Eden Prairie, MN 55344

Attn: Kyle Hofmann, General Counsel

Fax: (952) 933-8153

E-mail: Kyle.Hofmann@helpsystems.com

with a copy (which will not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attn: John T. Haggerty

          Lillian Kim

Fax: (617) 523-1231

E-mail: jhaggerty@goodwinlaw.com

lkim@goodwinlaw.com

(b)	if to the Company (prior to the Effective Time) to:

GlobalSCAPE, Inc.

4500 Lockhill-Selma Road, Suite 150

San Antonio, TX 78249

Attn: Robert Alpert, Chief Executive Officer

Fax: (201) 801-8585

E-mail: ralpert@globalscape.com

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Adam W. Finerman

Fax: (212) 451-2222

E-mail: afinerman@olshanlaw.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or fax number through a notice given in accordance with this Section 9.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice is given, will be deemed to be receipt of the notice as of the date of rejection, refusal or inability to deliver.

9.3              Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties (including Financing Sources) to the Financing Letters or Guarantor pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

9.4              Confidentiality. Parent, Merger Sub and the Company acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and the Company Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto.

9.5              Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Company Disclosure Letter, the Guarantee and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.

9.6              Third Party Beneficiaries. Except as set forth in Section 6.9 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.9; and (b) if the requirements to a grant of specific performance set forth in Section 9.8(b)(ii) are met but a court of competent jurisdiction has declined to grant specific performance and has instead granted an award of damages, then the Company may enforce such award; and (c) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Options to receive the Merger Consideration set forth in Article II. The provisions of Section 6.4(c), Section 8.2, Section 8.3, Section 8.4, Section 9.3, Section 9.8(b)(ii), Section 9.9, Section 9.10(b), Section 9.11, Section 9.14 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that Section 6.4(c), Section 8.2, Section 8.3, Section 8.4, Section 9.3, Section 9.8(b)(ii), Section 9.9, Section 9.10(b), Section 9.11, Section 9.14 and this Section 9.6 will be enforceable by the Financing Sources and their respective successors and assigns).

9.7              Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8              Remedies.

(a)               Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in any Transaction Document or otherwise, although the Company may, subject in all respects to Section 8.2, Section 8.3, this Section 9.8 and Section 9.14 (and, in each case, the limitations set forth herein or therein), pursue both (i) a grant of specific performance, and (ii) payment of monetary damages pursuant to Section 8.2(b), or the Parent Termination Fee, if, as and when required pursuant to Section 8.3(c), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive (A) both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the occurrence of the Closing, on the one hand, and (1) payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever or (2) payment of any of the Parent Termination Fee and the amounts, if any, as and when due, pursuant to Section 8.3(f)(i)or the Reimbursement Obligations, on the other hand; or (B) both payment of any monetary damages (including any monetary damages in lieu of specific performance) whatsoever, on the one hand, and payment of the amounts, if any, as and when due, pursuant to Section 8.3(f)(i) or the Reimbursement Obligations, on the other hand.

(b)               Specific Performance.

(i)                 Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it to enforce its rights under the Equity Commitment Letter); (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement; provided that under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief, on the one hand, and the payment of any monetary damages, on the other hand.

(ii)              Specific Performance in Respect of the Financing. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, and subject in all respects to this Section 9.8(b)(ii), it is acknowledged and agreed that the right of the Company to specific performance to enforce Parent and each Borrower’s obligation to cause the Equity Financing to be funded and to consummate the Merger, will be subject to the requirements that (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (B) the Debt Financing has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.6; (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur; and (E) Parent and Merger Sub fail to complete the Closing within two (2) Business Days after delivery of the Company’s irrevocable written confirmation. In no event will the Company be entitled to enforce or seek to enforce specifically Borrowers’ obligation to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded in full (or will not be funded in full at the Closing if the Equity Financing is funded at the Closing). Notwithstanding the foregoing, in no event shall the Company or any of its equityholders be entitled to seek the remedy of specific performance of this Agreement directly against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(iii)            No Objections. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(iv)             Tolling of the Termination Date. Notwithstanding anything to the contrary in this Agreement, if prior to the Termination Date any Party initiates a Legal Proceeding to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement, then the Termination Date will be automatically extended by (A) the amount of time during which such Legal Proceeding is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

9.9              Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware (subject to Section 9.10(b) below with respect to Legal Proceedings involving Financing Sources).

9.10          Consent to Jurisdiction.

(a)               General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the Merger will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Parent (A) irrevocably designates Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any Legal Proceeding and for the taking of all such acts as may be necessary, proper or advisable in order to confer jurisdiction over it; and (B) stipulates that such consent and appointment are irrevocable and coupled with an interest.

(b)               Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, subject to Section 9.14(b), each of the Parties acknowledges and irrevocably agrees (i) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing, the Debt Commitment Letters, or the performance of services thereunder will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letters will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed, construed and enforced in accordance with the Laws of the State of New York. Notwithstanding anything to the contrary in this Agreement, (A) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred; (B) the determination of the accuracy of any Specified Acquisition Agreement Representations (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective Affiliates has the right to terminate its obligations under this Agreement, or to decline to consummate the Merger; and (C) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement will, in each case, be governed and construed in accordance with the Laws of the State of Delaware.

9.11          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE FINANCING LETTERS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING OR AGAINST THE FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12          Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.13          No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

9.14          Non-recourse.

(a)               Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documents or the Merger (including the Financing); (b) the negotiation, execution or performance this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (c) any breach or violation of this Agreement or any of the Transaction Documents; and (d) any failure of the Merger to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), in each case, except for claims that the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2(b), Section 8.3(f), Section 8.3(g), Section 8.3(h), Section 9.8(b) and this Section 9.14): (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) against Guarantor under, if, as and when required pursuant to the terms and conditions of the Guarantee; (iii) against the equity providers for specific performance of their obligation to fund their committed portions of the Equity Financing solely in accordance with, and pursuant to the terms and conditions of, Section 3 of the Equity Commitment Letter; or (iv) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

(b)               Notwithstanding anything herein to the contrary, each Party agrees that in no event will the Company or any of its equityholders or Affiliates (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from the Financing Sources or (ii) seek to enforce the commitments against, make any claims for breach of the commitments contained in the Debt Commitment Letters against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Financing or the obligations of the Financing Sources thereunder. The Company, on behalf of itself and its equityholders and its Affiliates, hereby waives any and all claims and causes of action (whether at law or in equity, whether in contact or in tort or otherwise) against the Financing Sources that may be based upon, arise out of or relate to this Agreement, the Debt Commitment Letters or the Debt Financing.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

HELP/SYSTEMS, LLC

By:	/s/ Matthew Reck
Name: Matthew Reck
Title: Chief Financial Officer

GRAIL MERGER SUB, INC.

By:	/s/ Matthew Reck
Name: Matthew Reck
Title: Chief Financial Officer

HS PURCHASER, LLC, solely with respect to Sections 4.1, 4.2, 4.3, 4.7, 4.9, 6.4 and 6.5

By:	/s/ Daniel R. Mayleben
Name: Daniel R. Mayleben
Title: Treasurer

HELP/SYSTEMS HOLDINGS, INC., solely with respect to Sections 4.1, 4.2, 4.3, 4.7, 4.9, 6.4 and 6.5

By:	/s/ Matthew Reck
Name: Matthew Reck
Title: Chief Financial Officer

GLOBALSCAPE, INC.

By:	/s/ Robert Alpert
Name: Robert Alpert
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

SCHEDULE A

210/GSB Acquisition Partners, LLC

Robert H. Alpert

Thomas W. Brown

Michael P. Canavan

Dr. Thomas G. Hicks

Mark C. Hood

David L. Mann

David C. Mello

C. Clark Webb

Karen J. Young

EXHIBIT A

OFFER CONDITIONS

Notwithstanding any other term or provision of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to purchase or return the tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), purchase any shares of Company Common Stock validly tendered (and not withdrawn prior to the Expiration Date) pursuant to the Offer if:

(a)       there shall not have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, considered together with all other shares of Company Common Stock, if any, beneficially owned by Parent and its Affiliates, but excluding, for the avoidance of doubt, any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been received, represent one more than 50% of the sum of (x) the total number of shares of Company Common Stock outstanding at the expiration of the Offer, plus (y) the aggregate number of shares of Company Common Stock then issuable to holders of Company Options from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such shares have not yet been issued to such exercising holders of Company Options) (the “Minimum Tender Condition”);

(b)       the applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger under the HSR Act shall not have expired or otherwise been terminated; or

(c)       any of the following conditions have occurred and shall be continuing at the time of expiration of the Offer:

(i)       any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

(ii)       since the date of this Agreement, there shall have occurred any change, event, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(iii)      (A) except as provided in clauses (B) and (C) below, the representations and warranties of the Company contained in this Agreement shall not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of this Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representations and warranties expressly speak as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (B) the representations and warranties of the Company set forth in Sections 3.1(b) (Due Organization), 3.1(c) (Necessary Power and Authority), 3.19 (Authority; Binding Nature of Agreement), 3.20 (Inapplicability of Anti-Takeover Statutes), 3.22 (Non-Contravention; Governmental Consents), 3.23 (Financial Advisor), 3.24 (Fairness Opinion) shall not have been true and correct in all material respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct in all material respects as of such earlier date); and (C) the representations and warranties of the Company set forth in Section 3.3(a) (Capitalization) and Section 3.3(c) (No Other Equity) shall not have been true and correct as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time, except for de minimis inaccuracies; provided, that solely for purposes of clause (C) above, if one or more inaccuracies in the representations and warranties set forth in Section 3.3(a) (Capitalization) and Section 3.3(c) (No Other Equity) would cause damages or diminution in value to Parent or Merger Sub of $100,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (C) of this paragraph (iii).

(iv)       the Company shall have failed to perform or comply with, in all material respects, with its obligations required to be performed or complied with by it under this Agreement;

(v)       this Agreement shall have been terminated in accordance with its terms; or

(vi)       Parent shall have failed to receive from the Company a certificate, signed by an executive officer of the Company, certifying that none of the conditions set forth in clauses (ii), (iii) or (iv) of this paragraph (c) shall be continuing as of the expiration of the Offer.

The foregoing conditions set forth above are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub (except for the Minimum Tender Condition, which is non-waivable), subject in each case to the terms of the Agreement and applicable Law. Any reference in this Exhibit A or in the Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of this Agreement. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT B

FORM OF SUPPORT AGREEMENT